As filed with the Securities and Exchange Commission on November 19, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JADE MOUNTAIN CORPORATION
(name of small business issuer in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3569
(Primary Standard Industrial Classification Code Number)

41-1508112
(I.R.S. Employer Identification Number)

11 Youquan Road, Zhanqian Street, Jinzhou District
Dalian, People’s Republic of China 116100
+86-411-87661222
(Address and telephone number of principal executive offices and principal place of business)

United Corporate Services, Inc.
202 South Minnesota Street
Carson City, Nevada 89703
(Name, address and telephone number of agent for service)

Copies to:
Darren Ofsink, Esq.
GUZOV OFSINK LLC
600 Madison Avenue, 14th Floor,
New York, NY 10022

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.0001 per share	5,580,357	(3)	$7.75	$7.75	$1,327.71
Common stock, par value $.0001 per share, underlying warrants	382,500	(4)	$7.75	$7.75	$91.00
Total	5,962,857				$1,418.71

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions

(2)
The registration fee is calculated pursuant to Rule 457(c). As of the date of this prospectus, our common stock is quoted under the symbol "JDMC" on the NASD's Over-the-Counter Bulletin Board (“OTCBB”). As of November 14, 2007, the last reported bid price for our common stock was $6.50 per share and the last reported asked price was $9.00 per share. The average of those bid and asked prices was $ 7.75 per share. Accordingly, the registration fee is $1,418.71 based on $7.75 per share.

(3)
Includes (i) 5,464,357 shares of common stock issued to the investors in a private placement of our common stock that was completed on October 5, 2007, and (ii) 116,000 shares of common stock held by our former sole director and sole executive officer.

(4)
Consists of 382,500 shares of common stock underlying six-year placement agent warrants to purchase 382,500 shares of common stock with an exercise price of $5.376 per share (subject to as adjustment).

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2007

PRELIMINARY PROSPECTUS

JADE MOUNTAIN CORPORATION

5,580,357 Shares of Common Stock
382,500 Shares of Common Stock
(underlying warrants)

Offered by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 5,962,857 shares of our common stock, including (i) 5,464,357 shares issued to them in a private placement of our common stock completed on October 5, 2007, (ii) 116,000 shares held by our former sole director and sole executive officer, and (iii) 382,500 shares issuable upon the exercise of placement agent warrants issued on October 5, 2007, in connection with the private placement. The warrants have an exercise price of $5.376 per share (subject to adjustment), and expire on October 5, 2013.

The selling stockholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants, cashless exercise is permitted. We will not receive any proceeds from any cashless exercise of warrants. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $236,919) but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "JDMC". As of November 14, 2007, the last reported bid price for our common stock was $6.50 per share and the last reported asked price was $9.00 per share.

There is a limited market in our common stock. The shares are being offered by the selling stockholders in anticipation of the continued development of a secondary trading market in our common stock. We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 for a discussion of certain risk factors that you should consider. You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November __, 2007

TABLE OF CONTENTS

About This Prospectus	3
Cautionary Note Regarding Forward Looking Statements and Other Information Contained in this Prospectus	3
Prospectus Summary	5
Risk Factors	13
Selling Stockholders	29
Plan of Distribution	35
Use of Proceeds	36
Market For Common Equity And Related Stockholder Matters	36
Management's Discussion and Analysis of Financial Condition and Results of Operations	39
Business	47
Properties	66
Legal Proceedings	67
Directors and Executive Officers	68
Executive Compensation	71
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions	72
Description of Our Securities	73
Changes in and Disagreements with Accountants
Legal Matters	74
Experts	75
Where You Can Find More Information	76
Financial Statements	77

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock, including shares they acquire upon exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our common stock. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S.dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the Renminbi). According to xe.com, as of November 17, 2007, $1 = 7.4235 yuan.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors” (beginning on page 13) and the consolidated financial statements (beginning on page 13) and the related notes before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, the terms “Company,” we," "our" and "us" refer collectively to Jade Mountain Corporation (“Jade Mountain,” formerly known as Applied Biometrics, Inc.), Innomind Group Limited (“Innomind”), a wholly-owned subsidiary of Jade Mountain organized under the laws of the British Virgin Islands (the “BVI”), Dalian Innomind Environment Engineering Co., Ltd. (“Dalian Innomind”), a wholly-owned subsidiary of Innomind organized uner the laws of the People’s Republic of China (the “PRC”), and Dalain RINO Environment Engineering Science and Technology Co., Ltd., a controlled affiliate of Dalian Innoming organized under the laws of the PRC.

The Company

Business Overview

In a series of transactions that closed on October 5, 2007, we acquired the business and substantially all of the assets of Dalian RINO Environment Engineering Science and Technology Co., Ltd., a PRC company (“RINO”). As a result of that acquisition RINO became the controlled affiliate of our indirect PRC subsidiary, Dalian Innomind.

Through Dalian Innomind and RINO, we are engaged in the industrial technology-based environmental protection and remediation business in the People's Republic of China (the "PRC"). More specifically, we design, manufacture, install and service wastewater treatment and exhaust emission desulphurization equipment principally for use in China’s iron and steel industry, and de-oxidation products and equipment designed for use in the manufacturing of hot rolled steel plate products. All of our products are custom-built for specific project installations, and we execute supply contracts during the design phase of our projects. Our products are all designed to reduce either or both industrial pollution and energy utilization, and comply with ISO 9001 Quality Management System and ISO 14001 Environment Management System requirements, for which RINO received certificates in 2004.

Since 1978, the PRC has undergone a substantial economic transformation and rapid economic growth, becoming the world’s fifth largest national economy, with the world’s largest and most rapidly growing iron and steel market. Through its continuous focus on nation-wide economic development, China’s overall industrial pollution output has become a central issue for the national government, and a priority in the PRC’s eleventh five-year plan. As a consequence of this and other industrially-based environmental challenges, our customer base, the Chinese iron and steel industry, faces governmental mandates to decrease or eliminate water pollution and sulphur emissions, which are key applications for our technologies.

This has led to a substantial developing market. For 2007 the PRC market for wastewater remediation has been estimated at $226 million, and the 2007 desulphurization market has been estimated at $770 million. In light of the present market size, pollution control regulation by the central PRC government and the growth of the PRC iron and steel industry, we believe (but cannot assure) that our revenues and profitability will keep pace. RINO’s gross revenues and net profit for 2005 were $3,590,000 and $280,000, respectively, and expanded to $10,310,000 and $3,150,000 in 2006. For 2007, we forecast estimated gross revenues of approximately $58,000,000 and an estimated net profit of approximately $17,800,000.

 Principal Products

The Company has three principal products and product lines: the Lamella Inclined Tube Settler Waste Water Treatment System (the “Lamella Wastewater System”), the Circulating, Fluidized Bed, Flue Gas Desulphurization System (the “Desulphurization System”) and the High Temperature Anti-Oxidation System for Hot Rolled Steel (the “Anti-Oxidation System”).

The Lamella Wastewater System is a highly efficient, comprehensive industrial waste water treatment system utilizing proprietary and patented technology developed by RINO. The technology has received numerous regional and national design awards, and has been successfully installed and used at some of the largest steel mills in China, including Jinan Iron & Steel Group Co., Ltd., Benxi Iron & Steel (Group) Co., Ltd., Handan Iron & Steel Group Co., Ltd., Tianjin Tiangang Group Co., Ltd., Shijiazhuang Iron & Steel Group Co., Ltd.,Panzhihua Iron & Steel Group Co., Ltd., and Anyang Iron & Steel Group Co., Ltd. For more information about the Lamella Wastewater System, please see “Business — Principal Products, — Lamella Inclined Tube Settler Wastewater Treatment System" and "Business — Product Technologies, — Lamella Inclined Tube Settler  Wastewater Treatment Technology" at pages 52 and 58-59, respectively, of this prospectus.

The Desulphurization System is a highly effective system to remove particulate sulphur from sinter and flue gas emissions of steel mills, and meets all relevant PRC air pollution standards. The Desulphurization System utilizes proprietary technology jointly developed by RINO and the Chinese Academy of Sciences. On May 18, 2007, RINO acquired the intellectual property rights to this technology (including the right to patent the same) from the Chinese Academy of Sciences for RMB 1,000,000. The Desulphurization System has been installed in 7 steel mills, with contract prices totaling approximately $22 million. We have also executed Desulphurization System contracts with Panzhihua Iron  & Steel Co., Ltd., Jinming Co. and Shengfeng Iron and Steel Co., Ltd., and a contract with Jinan Iron and Steel Co., Ltd., for Desulphurization System accessories. For more information about the Desulphurization System, please see “Business — Principal Products, — Circulating, Fluidized Bed, Flue Gas Desulphurization System" and "Business — Product Technologies, — Circulating, Fluidized Bed, Flue Gas Desulphurization System" at pages 52 and 60-61, respectively, of this prospectus.

The Anti-Oxidation System is a set of products and a mechanized system, jointly developed by RINO and the Chinese Academy of Sciences, that substantially reduces oxidation-related output losses in the production of continuous cast, hot rolled steel. The system operates at significantly higher product temperatures than its competitors, thereby increasing its general utility and its range of steel product applications. In March, 2006, RINO acquired the technology from the Chinese Academy of Sciences under an agreement that provides for the co-ownership of the intellectual property rights to the formula for the anti-oxidizing paint used in the system and to the spray system for applying the paint, co-ownership of any patents granted, and the transfer to RINO of all commercialization rights. The Anti-Oxidation System has been installed at Jinan Iron & Steel Co., Ltd., and is being installed at Benxi Iron & Steel Co., Ltd., in China at an aggregate contract price of $1,947,000, and negotiations are being held for additional installations at Kunming Iron & Steel, Wuhan Iron & Steel and Nanjing Iron & Steel with an expected aggregate contract price of $1,298,702, and for supplying our anti-oxidizing paint to Jinan Iron & Steel Co., Ltd., at a contract price of $156,416.  For more information about the Anti-Oxidation System, please see “Business — Principal Products, — High Temperature  Anti -Oxidation System for Hot Rolled  Steel" and "Business — Product Technologies, — High Temperature Anti-Oxidation System for Hot Rolled Steel" at pages 53 and 61-62, respectively, of this prospectus.

Additional Line of Business

In addition to the above environmental remediation and protection systems, since late 2005 RINO filled, and we continue to fill, “down time” on our proprietary production with contract machining for third-party industrial enterprises. The specialized heavy machinery and equipment that we use to produce our Lamella Wastewater System, Gas Desulphurization System, and Anti-Oxidation System also provides us with a substantial capacity to undertake the processing of large, high-precision and advanced structures from areas outside of northeast China. To this end, RINO established and the Company maintains strategic cooperation relationships with Dalian Heavy Industry (Zhonggong) and China First Heavy Industries both of which we contract with to provide production time on our heavier machine tools, during “down time” on our own production. Since 2005, such contract manufacturing business provided the Company with $3.24 million (or 22.48%) of its cumulative gross revenues, and $1.83 million (or 29.24%) of its cumulative gross profits. The Company expects that as sales of its own products increase, we will reduce or eliminate contracting the use of our machines and equipment to third parties.

Corporate History

The Company was originally incorporated in Minnesota in 1984 as Applied Biometrics, Inc., for the purpose of developing and marketing a cardiac output monitoring system. In August, 2000, the Applied Biometrics Board determined that the Company would be unable to complete the development of its primary product, and thereupon ceased its business operations. In connection with terminating those business operations, in August, 2000, the Company’s chief executive officer resigned, all employees were laid off and all but two of the Company’s directors resigned. During the latter part of 2000 we wound down our operations, eliminated most expenses and negotiated the termination or satisfaction of all of the Company’s obligations.

On May 14, 2002, the Company filed a Form 15 with the Securities and Exchange Commission (the “SEC”) and ceased being a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

At a special meeting held on August 4, 2005, the Company’s shareholders adopted a plan of complete liquidation and dissolution of the Company (the “Plan”). After that shareholder vote, but before the Company’s remaining funds were distributed, on October 20, 2005, Glenn A. Little (“Little”) contacted the Company and proposed a reorganization that consisted of: (i) revoking the Plan; (ii) Little lending $100,000 to the Company (the “Loan”) pursuant to a convertible promissory note (the “Convertible Note”); (iii) a one-time distribution of all of the Company’s assets (including $75,000 of the Loan proceeds) to all of our shareholders other than Little; and (iv) amending the Company’s Articles of Incorporation to increase the authorized capital in order to permit the conversion of the Convertible Note. At a special shareholders’ meeting held on February 8, 2006, Little’s proposal was approved, and the Convertible Note was subsequently converted to 10,000,000 shares of the common stock. As a result, Little became the Company’s majority shareholder with 64.1% of the issued and outstanding shares.

Pursuant to a special shareholders’ meeting held on October 18, 2006, in January 2007 the Company (still named Applied Biometrics) merged with and into its wholly owned subsidiary, Jade Mountain Corporation (a Nevada corporation), thereby changed its domicile from Minnesota to Nevada, and changed its name to Jade Mountain Corporation.

By written consent of the holder of a majority of the outstanding shares of the Company’s common stock, on June 5, 2007, the shareholders authorized a one (1) for two hundred thousand (200,000) reverse stock split (with fractional shares rounded up to the nearest whole number), which was effectuated on July 16, 2007.

On August 31, 2007, the Company’s Board of Directors authorized an amendment to its Articles of Incorporation to: (i) increase the number of its authorized shares of Common Stock from 100,000,000 shares, par value $.0001 per share, to 10,000,000,000 shares, par value $.0001 per share (the “Authorized Share Increase”); and (ii) forward split its issued and outstanding Common Stock on a one hundred (100) shares for one (1) share basis (the “Forward Split”). Under Nevada law, neither the Authorized Share Increase nor the Forward Split required the approval of the Company’s shareholders.

Organizational History of Innomind and Dalian Innomind

Innomind Group Limited was incorporated under the laws of the British Virgin Islands on November 17, 2006. Until the Company’s acquisition of Innomind through a share exchange transaction on October 5, 2007, Innomind’s sole shareholder was Zhang Ze, a citizen and resident of the PRC. For more information, please see “Business — Acquisition of Innomind and the Business of RINO" at page 48 of this prospectus.

On July 3, 2007, Innomind Group Limited incorporated Dalian Innomind Environment Engineering Co., Ltd. under the laws of the PRC. All of Dalian Innomind’s outstanding capital stock is held by Innomind, and by virtue of such ownership Dalian Innomind is classified as a “wholly foreign owned enterprise (“WFOE”) under PRC law.

Organizational History of RINO

Dalian Rino Engineering Science and Technology Co., Ltd., was formed on March 5, 2003, under PRC law. Its initial registered capital was RMB 7,000,000 (approximately US $922,327), which was increased to RMB 30,500,000 (approximately US $4,018,711) on April 18, 2006. RINO is owned by its two founders, Zou Dejun (90%) and his wife, Qiu Jianping (10%). Since its founding, RINO has been engaged in developing, marketing and selling the Lamella Wastewater System, the Desulphurization System, and the Anti-Oxidation System.

Share Exchange, Restructuring Agreements and Private Placement Financing

In a share exchange transaction that closed on October 5, 2007 (the “Share Exchange”), the Company acquired Innomind, and through that acquisition also acquired Innomind’s wholly-owned subsidiary, Dalian Innomind, as well as the assets and business of Dalain Innomind’s PRC affiliate, RINO. In the Share Exchange the Company issued a controlling number of shares (the “Control Shares”) of its common stock to Zhang Ze, Innomind’s sole shareholder, in exchange for all of the issued and outstanding shares of Innomind, which were owned by Zhang Ze (the “Innomind Shares”). Prior to the Share Exchange: (i) on July 16, 2007, the Company consummated a one (1) share for two hundred thousand (200,000) shares reverse split of its Common Stock, with fractional shares rounded up to the nearest whole number (the “Reverse Split”); and (ii) on August 31, 2007, the Company’s Board of Directors authorized a one hundred (100) shares for one (1) share forward split of the issued and outstanding shares of its Common Stock (the “Forward Split”). All share and per share amounts set forth in this prospectus as of dates on or after July 16, 2007, give effect to the Reverse Split and all share and per share amounts set forth in this prospectus as of dates after August 31, 2007, give effect to the Forward Split.

In connection with the Share Exchange, through a series of agreements between Dalian Innomind and RINO that we refer to as the “Restructuring Agreements,” which were executed on October 3, 2007, Dalian Innomind agreed to: (i) purchase and lease from RINO substantially all of RINO’s assets and properties; and (ii) fully conduct and manage RINO’s business (the “Business”) in exchange for RINO’s payment to Dalian Innomind of a management fee equal to the Business’s monthly net profits. To the extent that any aspect of the Business needs to be conducted directly through RINO in the future, the Restructuring Agreements provide Dalian Innomind with the legal right and power to control RINO and any of its remaining assets and operations. For more information about the Restructuring Agreements, please see “Business — Acquisition of Innomind and the Business of RINO, —  Restructuring Agreements to Acquire RINO’s Operating Business” at pages 49-51 of this prospectus.

The Restructuring Agreements were utilized instead of a direct acquisition of RINO's assets, because of the lack of clarity in the implementation of current PRC laws regarding the use of a non-PRC entity’s equity as consideration to acquire a PRC entity’s equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity (such as the Company or Innomind) to use its equity to acquire a PRC entity (such as RINO). While PRC law does allow for the purchase of equity interests in, or assets of a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of the equity or assets. Because the Company did not have sufficient cash to pay the estimated full value of all of the assets of RINO, the Company, through Dalian Innomind, purchased the maximum amount of assets possible with the net proceeds of the private placement described below, and leased from RINO the remainder of the assets used in RINO’s business.

Although the acquisition of the assets and business of RINO through the Restructuring Agreements was effective on October 5, 2007, not all of the transactions contemplated by the Restructuring Agreements have been consummated, and for that reason Dalian Innomind has not yet fully assumed total operational control of the Business. To complete these transactions, Dalian Innomind must complete additional steps, filings and registrations. Dalian Innomind has already completed the verification of capital required under PRC law, as well as obtaining a new business license to reflect its status as an operating entity. Remitting to RINO the full purchase price for the assets to be purchased by it under the Restructuring Agreements and obtaining an environmental report for the assets purchased from RINO remain in progress. We anticipate these steps will be completed within approximately 30 days after the date of this prospectus.  At their completion, Dalian Innomind will assume full operating control of the Business.

The funds used to consummate the Company’s acquisition of Innomind and the Restructuring Agreements were provided from the proceeds of a private placement of the Company’s common stock to 24 accredited investors that closed on October 5, 2007, simultaneously with the Innomind acquisition and the implementation of the Restructuring Agreements. The private placement resulted in gross proceeds of $24,435,319 from the sale of 5,464,357 shares of our common stock. For more information about the private placement, please see the sections of this prospectus entitled “Selling Stockholders — Background” at pages 31-34 and “Certain Relationships and Related Transactions — Private Placement” at page 73 of this prospectus. Pursuant to the Securities Purchase Agreement between the investors and the Company, the net proceeds of the Private Placement will otherwise principally be used by the Company and by Dalian Innomind to expand manufacturing and production capacity and facilities, and to provide working capital for the Business.

As a result of the above transactions, the Company ceased being a “shell company” as defined in Rule 12b-2 under the Exchange Act.

Our Corporate Structure

The Company’s current structure is set forth in the diagram below:

Neither Jade Mountain nor Innomind have any operations or currently intend to have any operations in the future other than acting as a holding company and management company for Dalian Innomind and RINO, and raising capital for their operations.

Employees

We currently have approximately 270 employees.

Executive Offices and Manufacturing Facilities

Our executive offices and manufacturing and production facilities are located at 11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian, People’s Republic of China 116100.

The Offering

Offering by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 5,962,857 shares of our common stock including 5,464,357 shares issued to the investors in the private placemment, 116,000 shares held by Glenn A. Little, who was the Company’s sole director, sole executive officer and majority stockholder until the completion of the Share Exchange, and 382,500 shares issuable upon the exercise of warrants issued in connection with the Private Placement. The warrants were issued to the placement agent in connection with the Private Placement. No shares are being offered for sale by the Company.

Total shares of common stock outstanding prior to the Offering	25,000,000

Common stock offered by the Company	0

Total shares of common stock offered by the selling stockholders	5,962,857

Total shares of common stock to be outstanding after the Offering (assuming all warrants have been exercised)	25,382,500

Use of Proceeds
We will not receive any of the proceeds from the sales of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants cashless exercise is permitted. We will not receive any proceeds from any cashless exercise of the warrants. We intend to use any cash proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all.

Our OTC Bulletin Board Trading Symbol	JDMC

Risk Factors	See "Risk Factors" beginning on page 13 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Background

On October 5, 2007, we completed a private placement of our securities for an aggregate purchase price of $24,435,319. We received approximately $21,251,000 as net proceeds from this financing.

In connection with the private placement we entered into a registration rights agreement with the selling stockholders, which granted the selling stockholders registration rights with respect to the shares of common stock they purchased in the private placement, and the shares of common stock underlying the warrants issued to the placement agent in connection with the private placement financing. In addition, in the Share Exhange Agreement we granted “piggy-back” registration rights to Glenn A. Little, the Company’s former sole director, executive officer and majority stockholder, pursuant to which he may opt to include up to 116,000 shares of common stock that he held at the time of the closing of the Share Exchange and private placement in subsequent registration statements filed by the Company.

Under the terms of the registration rights agreement we are required to:

•
within 45 days (November 19, 2007) of the private placement closing (the “Filing Date”), prepare and file with the SEC a registration statement to register for resale by the investors all of the shares of common stock sold in the private placement, and all of the shares of common stock underlying the warrants (or such lesser number as the SEC shall permit); and

•	cause that registration statement to be declared effective by the SEC on the earlier to occur of the following dates (the “Effective Date”)

•	March 3, 2008, or

•
the fifth trading day (i.e., the fifth day on which securities exchanges are open for business) following the day on which the SEC notifies us that the registration statement will not be reviewed or is no longer subject to further review and comments by the SEC.

We have also agreed to, by the earlier to occur of six months after the Effective Date of this registration statement or the 5th trading day following the date on which we are permitted by then current SEC guidance to file a subsequent registration statement, file a subsequent registration statement covering 100% of the remaining registrable securities (or such lesser number as the SEC shall permit). We have agreed to continue this process until such time as all of the registrable securities have been registered.

Our failure to meet this schedule and other timetables provided in the registration rights agreement could result in the imposition of liquidated damages equal to: in the event the registration statement is not filed by the applicable Filing Date, $249,460 for each whole or partial month after the Filing Date until the registration statement is filed, and in the event the registration statement is not declared effective by the applicable Effective Date, an additional $249,460 for each whole or partial month after the Effective Date until the registration statement is filed. The aggregate of all such liquidated damages is capped at $2,494,600.

Please see “Selling Stockholders - Background” in this prospectus for disclosure of the material terms of the other agreements entered into by us on June 13, 2007 in connection with the private placement.

Plan of Distribution

This offering is not being underwritten. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in: (i) privately negotiated transactions, or (ii) in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the shares may then be listed in the future pursuant to and in accordance with the applicable rules of such exchange. The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will keep this prospectus current until the earlier to occur of: (x) two years after the Effective Date, (y) all of the securities covered by the registration statement of which this prospectus is a part have been publicly sold, or (z) the time when all of the securities covered by that registration statement can be sold pursuant to Rule 144 (k) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We will pay all expenses of registration incurred in connection with this offering (estimated to be approximately $236,919) but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may offer the common stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement.

The offering of common stock may be through the facilities of the OTCBB or such other exchange where our common stock may then be traded. Brokerage commissions may be paid and discounts are allowed in connection with such sales. However, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, and/or operating results. If any of the following risks, or any other risks not described below, actually occur, it is likely that our business, financial condition, and operating results could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

RINO began its operations in 2003. Our limited operating history in the environmental protection industry may not provide a meaningful basis on which to evaluate our business. Although RINO’s revenues have grown rapidly since its inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	maintain our cutting edge proprietary technology;

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations, including the integration of any future acquisitions;

•	obtain sufficient working capital to support our expansion and to fill customers’ orders in time;

•	maintain adequate control of our expenses;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

•
anticipate and adapt to changing conditions in the iron and steel industry markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Our major competitors may be better able than we to successfully endure downturns in our industrial sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including:

•	our financial condition and results of operations,

•	the condition of the PRC economy and the environmental protection product industry in the PRC, and

•	conditions in relevant financial markets

If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms, our financial position, competitive position, growth and profitability may be adversely affected.

We may not be able to effectively control and manage our growth

Our sales revenues (excluding government grants) have increased from approximately $3,585,999 for the fiscal year ended December 31, 2005 to approximately $10,308,000 for the fiscal year ended December 31, 2006. Our sales revenues for the nine months ended September 30, 2007 were $46,193,396, an increase of approximately 718 % over sales revenues of $6,399,469 for the same period of 2006. If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own. These eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy these kinds of increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

An important element of our growth strategy is expected to be the pursuit of acquisitions of other businesses that increase our existing market share and expand our production capacity. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers, and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future acquisitions, and we may issue securities in connection with future acquisitions that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

We depend on a concentration of customers.

Our revenue is dependent, in large part, on significant orders from a limited number of customers. Sales to our five largest customers accounted for approximately 90% and 88% of our net sales during the years ended December 31, 2006 and 2005, respectively. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large customers would have a material adverse effect on our business, operating results and financial condition. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices of steel, electronic components and power systems, valves, machine tools, paints and welding rods, our principal raw materials, are subject to market conditions and generally we do not, and do not expect to, have long-term contracts with our suppliers for those items. While these raw materials are generally available and we have not experienced any raw material shortage in the past, we cannot assure you that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us. The prices for these raw materials have varied significantly and may vary significantly in the future. Numerous factors, most of which are beyond our control, influence prices of our raw material. These factors include general economic conditions, industry capacity utilization, vendor backlogs and transportation delays and other uncertainties.

We may not be able to adjust our product prices, especially in the short-term, to recover cost increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

We may engage in future acquisitions that could dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage or enhance our technological capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. In the event of any future acquisitions, we could:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;

•	assume contingent liabilities; or

•	expend significant cash.

These actions could have a material adverse effect on our operating results or the price of our common stock. Moreover, even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Acquisitions and investment activities also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies and/or products;

•	unanticipated costs associated with the acquisition or investment transaction;

•	the diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	the potential loss of key employees of acquired organizations; and

•	substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot ensure that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

We may not be able to prevent others from unauthorized use of our patents, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. We own three patents in the PRC covering our waste water treatment technology. We also have two international invention patents pending and have applied for an additional international invention patent for our anti-oxidation technology under the International Patent Cooperation Treaty. The process of seeking patent protection can be lengthy and expensive and we cannot assure you that our patent applications will result in patents being issued, or that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantages.

We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make, use or sell our products in either the PRC or other countries.

The implementation and enforcement of PRC intellectual property laws historically has not been vigorous or consistent, primarily because of ambiguities in the PRC laws and a relative lack of developed enforcement mechanisms. Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as in the United States and other countries. Policing the unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenues.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. The development and marketing of new products and the expansion of distribution channels and associated support personnel requires a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing stockholders. If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of common stockholders, and the terms of such debt could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

 Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for “non-accelerated filers,” as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 31, 2007. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards or requires our business operations to comply with PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We do not have key man insurance on our Chairman and CEO, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Zou Dejun our CEO, and Ms. Qiu Jianping, our Chairman of the Board. The loss of the services of Mr. Zou or Ms. Qiu, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Zou and Ms. Qiu will continue to be available to us, or that we will be able to find a suitable replacement for either of them. We do not carry key man life insurance for any key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. Unlike the U.S. and other countries, product liability claims and lawsuits are extremely rare in the PRC. However, we cannot assure you that we would not face liability in the event of the failure of any of our products. We cannot assure you that, especially as China’s domestic consumer economy and industrial economy continues to expand, product liability exposures and litigation will not become more commonplace in the PRC, or that we will not face product liability exposure or actual liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The environmental protection and remidiation industry is subject to rapid technological change. Our future success will depend on our ability to respond to rapidly changing technologies and improve the quality of our products. Our failure to adapt to these changes could harm our business. Our future plans to market our products require them to be innovative. If we are slow to develop new products and technologies that are attractive to and useful solutions for the PRC iron and steel industry, we may not be successful in capturing an increasingly significant share of this market.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in China. The PRC government has confirmed that economic development will follow the model of a market economy, such as the United States. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. Our interests may be adversely affected by changes in policies by the PRC government, including:

•	changes in laws, regulations or their interpretation

•	confiscatory taxation

•	restrictions on currency conversion, imports or sources of supplies

•	expropriation or nationalization of private enterprises.

Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

The restructuring of RINO may affect RINO’s existing customer relationships and result in additional transactional costs that may adversely impact our profitability.

We will conduct our business out of Dalian Innomind after we complete the asset purchases and leases as contemplated in the Restructuring Agreements. The restructuring of RINO’s business through assets transfers and leases to Dalian Innomind may affect RINO’s existing customer relationships. To the extent the existing customers do not want to assign their purchase orders to a newly formed entity (i.e., Dalian Innomind) the Restructuring Agreements provide a mechanism to allow RINO to continue its operations under Dalian Innomind’s control. However, we cannot assure you that the customers will continue their business relationships with us or RINO after this complicated restructuring. Any loss of RINO’s existing customers will have an adverse impact on our revenues and net profits.

In addition, the assets transfers and leases involved in the restructuring inevitably will incur costs and expenses, such as taxes (both at central and local levels), filing fees and registration fees with government authorities. We believe that these transactional costs for the restructuring are manageable. However, due to the complexity of the tax regime in PRC and the great discretion the local tax authorities enjoy, we cannot assure you that there are no unpredictable costs and expenses associated with the restructuring and any such costs and expenses will not adversely impact our profitability.

Our Restructuring Agreements with RINO and its shareholders may not be as effective in providing control over these entities as direct ownership.

We operate our business through Dalian Innomind, our indirect wholly-owned subsidiary in the PRC, and rely on the Restructuring Agreements with RINO and its shareholders to control the operations of RINO. While we own and/or lease substantially all of RINO’s manufacturing assets through Dalian Innomind, and to the extent that any aspect of RINO’s business needs to be conducted through RINO in the future, the Restructuring Agreements provide Dalian Innomind with the legal right and power to control RINO and any of its remaining assets and operations, the Restructuring Agreements may not be as effective in providing control over RINO as direct ownership. For example, if we had direct ownership of RINO, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of RINO, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level.

Furthermore, if RINO or any of its shareholders fails to perform its or his respective obligations under the Restructuring Agreements, we may have to incur substantial costs and resources to enforce those agreements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. For example, if the shareholders of RINO refuse to transfer their equity interest in RINO to us or our designee if we exercise the equity purchase option under the Restructuring Agreements, then we will have to pursue available remedies under PRC law for them to fulfill their contractual obligations. In addition, we cannot assure you that RINO’s shareholders always will act in our best interests.

The Restructuring Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these agreements would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Restructuring Agreements. If we are unable to enforce the Restructuring Agreements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our services and our products.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that this growth will continue. The solar hot water and renewable energy industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for solar hot water heaters and boilers. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may harm our profitability.

In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Dalian Innomind and RINO are subject to restrictions on paying dividends and making other payments to us. We might be unable to pay dividends to you.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates, Innomind, Dalian Innomind and RINO. As a result of our holding company structure, we rely entirely on dividends payments from Dalian Innomind, our subsidiary in China. PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary and affiliated entity in the PRC also are required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if Dalian Innomind or RINO incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or Innomind are unable to receive all of the revenues from RINO’s operations, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also in the future restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may harm your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar would diminish the value of the proceeds of the offering and this could harm our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in significant appreciation of the RMB against the U.S. dollar. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

If the PRC were to eliminate the “grandfathered” preferential tax benefits currently enjoyed by Dalian Innomind, we would have to pay more taxes in the PRC, which could have a material and adverse effect on our financial condition and results of operations.

Recent changes in the PRC’s tax laws have, effective January 1, 2008, made wholly foreign-owned enterprises (“WFOEs”) subject to standard enterprise income tax rates, which as of January 1, 2008, will be 25%. Prior to these changes, WFOEs enjoyed tax preferences consisting of multi-year exemptions followed by a period of reduced rate taxation and ending with the application of standard tax rates.

Because Dalian Innomind was incorporated before the effective date of these recent tax law changes, it has been “grandfathered” into the pre-change schema. As a consequence, as a WFOE, Dalian Innomind is entitled to: (i) a two-year exemption from enterprise income taxation beginning in its first year of operations; (ii) a 12% enterprise income tax rate for the next three years; and (iii) application of the standard enterprise income tax rate (which will be 25% as of January 1, 2008) thereafter.

If the PRC were to eliminate these “grandfathered” tax preferences, Dalian Innomind would immediately be subject to the standard statutory tax rate. The loss of these preferential tax treatments and the resulting acceleration of the application of standard PRC tax rates to our Business, could have a material and adverse effect on our financial condition and results of operations.

The Restructuring Agreements we have entered into among our subsidiaries and affiliated entities or persons may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

Dalian Innomind has purchased assets from RINO, our affiliated company, at prices lower than their book value and leased the remaining assets from RINO at nominal amount. Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into between Dalian Innomind and RINO are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of Dalian Innomind and RINO, and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for the tax savings achieved in the past, or that RINO or Dalian Innomind are ineligible for preferential tax benefits, would substantially increase our taxes owed and reduce our net income and the value of your investment.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject the PRC resident shareholders of us or our parent company to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange (“SAFE”) issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (the “SAFE Notice”), which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. After the SAFE notice, an implementation rules on the SAFE notice was issued on May 29, 2007 which provides for implementation guidance and supplements the procedures as provided in the SAFE notice. For an offshore special purpose company which was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration requirement is repeated.

Due to lack of official interpretation, some of the terms and provisions of the SAFE Notice and its implementation rules remain unclear, and the implementation of the SAFE Notice by central SAFE and local SAFE branches has been inconsistent since its adoption. Based on the advice of our PRC counsel, Global Law Offices, located in Beijing,, and after consultation with relevant SAFE officials, we believe that the PRC resident shareholders of our parent company, Jade Mountain Corporation, were required to complete their respective SAFE registrations pursuant to the SAFE Notice.

Moreover, because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether the SAFE Notice and implementation rules will apply to us, we cannot predict how SAFE will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our or our parent company’s PRC resident shareholders. In addition, such PRC residents may not always be able to complete registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our or our parent company’s PRC resident shareholders or future PRC resident shareholders to comply with the SAFE Notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers and some directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors (other than Glenn A. Little, who is a resident of the United States) reside outside of the United States. In addition, our operating subsidiary, Dalian Innomind, is located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

 The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on the civil law regime, that is, it is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC's political, economic or social life, will not affect the PRC government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the PRC legal system on our business operations in the PRC can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. generally accepted accounting principles. PRC’s accounting laws require that an annual "statutory audit" be performed in accordance with PRC accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. While the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, which includes a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as will be required under Section 404 of the Sarbanes Oxley Act of 2002.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Risks Related to Our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers and directors beneficially own approximately 71.6% of our Common Stock. As a result, they are able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. The interests of our directors and officers may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can, in turn, affect the market price of our common stock.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, Dalian Innomind, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to the October 5, 2007, Share Exchange our shares were not publicly traded. Through the Share Exchange we have essentially become public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we have undertaken efforts to develop market recognition for our stock. Our common stock was added to the OTC Bulletin Board (the “OTC-BB”) daily list on July 3, 2007. As a result, there is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. Currently our common stock is quoted in the OTC Bulletin Board market and the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses and volatilities and shorting. Thus there is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for our common stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock and as a result, the market value of our common stock likely would decline.

Our common stock is currently subject to the "penny stock" rules which require delivery of a schedule explaining the penny stock market and the associated risks before any sale.

Our common stock is currently subject to regulations prescribed by the SEC relating to “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. On November 14, 2007, the last sale price of our common stock was $8.10 per share. These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares will be eligible for future sale and may depress our stock price.

This is an offering of 5,962,857 shares of our common stock by the selling stockholders, all of which (assuming the effectiveness of the registration statement of which this prospectus is a part) are freely tradeable. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

We are authorized to issue 50,000,000 shares of preferred stock, none of which have been issued. Our Board of Directors is authorized under our Articles of Incorporation to provide for the issuance of shares of preferred stock by resolution, and by filing a certificate of designations under Nevada law, to fix the designation, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of our preferred stock in order to discourage or delay a change of control or for any other reason. However, there can be no assurance that preferred stock will not be issued at some time in the future.

We are responsible for the indemnification of our officers and directors.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. Consequently, we may be required to expend substantial funds to satisfy these indemnity obligations.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in the table below. Other than Glenn A. Little, each of the selling stockholders acquired his or its common stock as an investor in our private placement transaction completed on October 5, 2007. Douglas Financial, LLC and the other warrant-holders acquired their warrants in connection with Douglas’s role as the placement agent in the private placement transaction. Glenn A. Little, who until the completion of the Share Exchange on October 5, 2007, had been the Company’s sole director and executive officer, and its majority shareholder, acquired his shares of common stock by direct purchase and by the conversion of the Convertible Note issued to him in connection with the Company’s 2005 reorganization. All of the selling stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Except for Glenn A. Little, who from 2005 until the completion of the Share Exchange had been the Company’s sole director and executive officer, none of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had a material relationship of any kind with the Company.

The table set forth below lists the names of the selling stockholders as well as (i) the number of shares of common stock acquired by the selling stockholder in the October 5, 2007 private placement (all of which are being registered), (ii) the number of shares of common stock being registered on behalf of Glenn A. Little pursuant to the “piggy-back” registration rights that we granted to him in the Share Exchange Agreement, and (iii) the number of shares underlying the warrants issued to Douglas Financial and its assignees in connection with the private placement, all of which are being registered.

Each selling stockholder is offering for sale all of the shares he or it will acquire upon exercise of the warrants acquired in the private placement.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale and that they beneficially own no other shares other than those (i) acquired in the private placement, (ii) in the case of Glenn A. Little, those being registered on his behalf, and (iii) those issuable upon exercise of the warrants. Accordingly, it is being assumed that they will beneficially own no shares of common stock upon completion of the offering. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of his or its shares at any time.

Name of Selling Stockholder	Positions and Offices held, and Material Relationships with, the Issuer	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Underlying the Placement Agent Warrants Owned Prior to the Offering (1)	Total Number And Percentage Of Shares Beneficially Owned Prior to the Offering (2)(3)		Maximum Number of Shares to be Sold (4)	Percentage Ownership After the Offering (%) (5)
Alder Capital Partners 1 LP	None	160,200	0	160,200	0.6%	160,200	0%
Alder Offshore Master Fund, LP	None	63,000	0	63,000	0.3%	63,000	0%
Ancora Greater China Fund, LP	None	133,929	0	133,929	0.5%	133,929	0%
Merlin Partners, LP	None	33,482	0	33,482	0.1%	33,482	0%
Hare & Co.	None	1,785,714	0	1,785,714	7.1%	1,785,714	0%
Vyle Investment Inc.	None	111,602	0	111,602	0.4%	111,602	0%
Blue Earth Fund, LP	None	446,429	0	446,429	1.8%	446,429	0%
Michael Roy Crawford	None	11,161	0	11,161	0.04%	11,161	0%
Bai Ye Feng	None	44,643	0	44,643	0.2%	44,643	0%
Lake Street Fund LP	None	89,286	0	89,286	0.4%	89,286	0%
Futurtec LP	None	33,482	0	33,482	0.1%	33,482	0%
Golden Bridge Asset Management	None	334,821	0	334,821	1.3%	334,821	0%
Heller Capital Investments, LLC	None	125,000	0	125,000	0.5%	125,000	0%
Jayhawk Private Equity Co-Invest LP	None	46,276	0	46,276	0.2%	46,276	0%
Jayhawk Private Equity Fund	None	734,974	0	734,974	2.9%	734,974	0%
John W. Krieger	None	16,741	0	16,741	0.1%	16,741	0%
Lawrence Kaplan	None	44,643	0	44,643	0.2%	44,643	0%
Michael Miller	None	33,482	0	33,482	0.1%	33,482	0%
Michael Morris	None	33,482	0	33,482	0.1%	33,482	0%

Patara Capital, LP	None	111,608	0	111,608	0.4%	111,608	0%
Pope Investments, LLC	None	524,554	0	524,554	2.1%	524,554	0%
Pinnacle China Fund, LP	None	300,313	0	300,313	1.2%	300,313	0%
Straus Partners LP	None	147,321	0	147,321	0.6%	147,321	0%
Straus-CEPT Partners LP	None	98,214	0	98,214	0.4%	98,214	0%
Glenn A. Little	Sole director, sole executive officer 2005-10/5/07	392,800	0	392,800	1.6%	116,000	1.10%
James N. Pritchard	None	21,875	9,562	31,437	0.1%	9,562.09%
Chris Linn Bickel	None	99,750	38,721	138,471	0.6%	38,721.40%
Li Jun	None	731,500	283,956	1,015,456	4.1%	283,956	2.90%
Douglas Financial, LLC	None	21,875	9,563	31,438	0.1%	9,563.09%
Monarch Capital Group, LLC	None	0	6,105	6,105	0.02%	6,105	0%
HC International, Inc.	None	0	8,140	8,140	0.03%	8,140	0%
Christopher Donnelly	None	0	26,453	26,453	0.1%	26,453	0%

(1) Each warrant entitles the holder to purchase one share of common stock at the exercise price of $5.376 per share, subject to adjustment, at any time prior to the close of business on October 5, 2013.

(2) As of November 14, 2007, we had outstanding 25,000,000 shares of common stock. Under applicable SEC rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the "beneficial owner" of a security with regard to which he directly or indirectly, has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person's economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder.

(3) Subject to footnote 2, in determining the percent of common stock beneficially owned by a selling stockholder on November 14, 2007, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder, including shares the beneficial ownership of which may be acquired, within 60 days upon conversion of the warrants, if any, held by that selling stockholder, and (b) the denominator is the sum of (i) the 25,000,000 shares of common stock outstanding on November 14, 2007, and (ii) the aggregate number of shares of common stock underlying the warrants, all of which are exercisable within 60 days of November 14, 2007.

(4) Includes shares that will be acquired upon exercise of the warrants as indicated in column 3 of the table.

(5) Assumes the sale of all shares offered by the selling stockholders.

Background

As of September 27, 2007 we entered into a number of agreements with the selling stockholders providing for the sale, for an aggregate purchase price of $24,435,319, of 5,464,357 shares of our common stock.

1,674,000 shares of common stock are required to be delivered to the private placement investors if the Company fails to achieve a net profit target of $16,000,000 for the fiscal year ended December 31, 2007, and a further 3,906,000 shares are required to be delivered to those investors if the Company fails to achieve a $28,000,000 net profit target for the 2008 fiscal year.

In connection with the private placement we issued to the placement agent, Douglas Financial, LLC, as a placement fee (i) warrants to purchase 382,500 shares of common stock exercisable for a period of six years at an exercise price of $5.376 per share, subject to adjustment and (ii) 875,000 shares of common stock, and (iii) paid to Douglas $1,750,000. Also in connection with the private placement, we paid Douglas $80,000 as an engagement and documentation fee.

As of November 14, 2007 the closing sale price of our common stock was $8.10 per share.

The agreements we entered into with the investors include a Securities Purchase Agreement, a Registration Rights Agreement, a Lock-Up Agreement and various ancillary agreements and certificates, disclosure schedules and exhibits in connection therewith. The following is a summary of their material terms.

Securities Purchase Agreement

In addition to providing for the purchase by the investors named therein of up to5,580,357 shares of our common stock for an aggregate purchase price of $25,000,000, the Securities Purchase Agreement contains:

•
Representations and Warranties; Indemnification: The Securities Purchase Agreement contains representations and warranties by us and the investors which are customary for transactions of this type. The Securities Purchase Agreement also obligates us to indemnify the investors for any losses arising out of any breach of the agreement or failure by us to perform with respect to the representations, warranties or covenants in the agreement.

•	Covenants: The Securities Purchase Agreement contains certain covenants on our part, including the following:

•	Until April 5, 2008, the Company may not issue any “Future Priced Securities” as that term is described by IM 4350-1 of the NASD Manual.

•
We must use the proceeds of the financing for working capital purposes and not to repay any outstanding debt (other than trade payables and accrued expenses incurred in the ordinary course of business) or to redeem or repurchase any common stock or common stock equivalents.

•	Hare & Co., an investor in the private placement, has the right to designate one member of the Company’s (or at their election, Dalian Innomind’s or RINO’s) Board of Directors.

•
No later than February 2, 2008, the Company’s Board of Directors must consist of a minimum of 5 members, a majority of whom must be “independent directors” as defined in NASDAQ Marketplace Rule 4200(a)(15). Until this covenant is complied with, we are required to hold $1,000,000 in escrow. If for any reason or no reason the escrow agent does not receive requisite written notice from the investor representatives as to releasing this sum from escrow within 65 days after the private placement closing, we are required to pay liquidated damages of $244,353 per month (or partial month) until the default is cured.

•
Our common stock presently is quoted and trades on the OTC:BB. If we apply to have our common stock traded on another trading market, we are required to include in that application all of the shares of common stock purchased in the private placement. We are also required to take all reasonably necessary action to continue the listing and trading of our common stock on the OTC:BB and any other trading market on which the common stock is listed, and to comply with all applicable rules of the trading market.

•
On or prior to November 5, 2007, we were required to retain one of three specified investor relations firms, and a specified accounting firm. We have satisfied these requirements by retaining Hayden Communications International as our investor relations firm, and Jimmy C.H. Cheung & Co. CPA as our independent public auditors. Nonetheless, under the Securities Purchase Agreement, by February 2, 2008, we are required to engage Grant Thornton LLP or another major accounting firm acceptable to the private placement investors as our independent public accountants. We are pursuing discussions with a range of auditors with regard to the 2008 audit and quarterly reviews.

•	Right of First Refusal. Each investor has the right to participate pro rata in any financing prior to April 5, 2009.

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Delivery of up to 5,580,000 Additional Shares of Common Stock from Escrow Based on After-Tax Net Income. At the private placement closing, Zuo Dejun and Qiu Jianping - who, through The Innomind Trust, together control 71.6% of the Company’s outstanding common stock, and are the founders of RINO - delivered to an escrow agent 3,900,000 of their beneficially owned shares of common stock in order to secure the Company’s obligation under the Securities Purchase Agreement to deliver additional common stock to the private placement investors in the event the Company fails to achieve certain pre-tax net income targets for fiscal years 2007 and 2008. Those targets are $16,000,000 in after-tax net income for the fiscal year ended December 31, 2007, and $28,000,000 in after-tax net income for the fiscal year ended December 31, 2008. In the event we do not achieve the 2007 net income target, we are obligated to transfer 1,674,000 shares of our common stock to the private placement investors on a pro-rata basis, and if we fail to achieve the 2008 net income target, we must transfer to the investors a further 3,906,000 shares to the investors. Of the 17,899,643 shares of common stock issued on behlf of Mr. Zou and Ms. Qiu in the Share Exchange, 5,580,000 have been deposited into escrow to secure these obligations.

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Liquidated Damages for PRC Governmental Rescission of Restructuring Transaction. If any governmental agency in the PRC challenges or otherwise takes any action that adversely affects the transactions contemplated by the Restructuring Agreements or the Share Exchange Agreement, and the Company cannot undo or otherwise address its materially adverse effect to the investors’ reasonable satisfaction within sixty (60) days of the occurrence of the PRC governmental action, then, upon written demand from an investor, we are required to, within thirty (30) days from the date of the written demand, pay to the investor, as liquidated damages, an amount equal to the entire amount that he or it invested in the private placement, without interest.

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SAFE Compliance. Not later than 90 days after the private placement closing, the Company, Zou Dejun and Qiu Jianping are required to deliver to the investors reasonably satisfactory documentation showing that Mr. Zou and Ms. Qiu have each complied with the registration requirements under Circular 75 issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005, titled "Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles", effective as of November 1, 2005 ("Circular 75"), or any successor rule or regulation under PRC law, in relation to their acquisition of shares of the Company. The Company shall not be deemed to have breached this requirement if the application is completed in good faith and in all material respects and either (A) the applicable governmental authority determines unilaterally not to approve such application or (B) such application is not approved with such 90 day period as a result of an adverse change in applicable law or interpretation of the law then in effect or (ii) in the event of abuse of discretion on the part of the applicable governmental authority which abuse is outside the Company’s control.

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Integration. Neither we nor any of our affiliates may sell, offer for sale or solicit offers to buy any security that would be integrated with the offer or sale of our common stock in the private placement in a manner that would (i) require the sale of our common stock in the private placement to be or have been registered under the Securities Act, or (ii) for purposes of the rules and regulations of any trading market, require stockholder approval of the sale of our common stock in the private placement.

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Subsequent Registrations. The Company may not file with the SEC any registration statement (other than on Form S-8) with respect to any securities of the Company prior to the time that all shares issued to the investors in the private placement are registered pursuant to one or more effective registration statement(s), and the prospectuses forming a portion of such registration statement(s) is available for the resale of all such shares.

Lock Up Agreement.

Pursuant to Lock-Up agreements executed as of October 5, 2007, our CEO (Zou Dejun), Chairman of the Board (Qiu Jianping), The Innomind Trust (which is the record holder of 17,899,643 shares of our common stock for the benefit of Mr. Zou and Ms. Qiu) and our Chief Financial Officer and Secretary (Bruce Richardson) are prohibited from offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announcing the offering of, any of their common stock (including any securities convertible into, or exchangeable for, or representing the rights to receive, common stock) until 1 year after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC.

Registration Rights Agreement.

Not later than November 19, 2007, we are obligated to file a registration statement with the SEC covering and registering for re-sale all of the common stock offered and sold in the private placement. If a registration statement is not filed by that date we will be obligated to pay the private placement investors liquidated damages equal in amount to 1% of the principal amount subscribed for by the investors for each month (or part of a month) after that date until the registration statement is filed (“Filing Damages”). If the registration statement is not declared effective by the SEC on or before March 3, 2008, we will be obligated to pay further liquidated damages to the investors equal in amount to 1% of the principal amount subscribed for by the investors for each month (or part of a month) after March 3, 2008, until the registration statement is declared effective (“Effectiveness Damages”). The aggregate of Filing Damages and Effectiveness Damages is capped at 10%.

Piggy-Back Registration Rights.

In the Share Exchange Agreement we granted to Glenn A. Little “piggy-back” registration rights as to 116,000 of the shares of common stock beneficially owned by him. These rights, pursuant to which 116,000 of those shares are being registered in this prospectus, allow Mr. Little to elect to include all or any portion of those 116,000 shares in registration statements otherwise filed by the Company. Mr. Little has elected to include all such shares in the present registration statement.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of common stock made prior to the date on which that registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with re-sales of their respective shares under that registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sales of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants cashless exercise is permitted. We intend to use any proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all. If all of these outstanding warrants are exercised for cash, we would receive aggregate gross proceeds of approximately $2,056,320.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol "JDMC". There has never been any established public market for shares of our common stock. On November 14, 2007, 382,500 warrants (subject to adjustment) to purchase our common stock were outstanding at an exercise price of $5.376 per share. We have registered for re-sale by the selling stockholders the 382,500 shares underlying those warrants, which shares are offered pursuant to this prospectus.

The following table sets forth the high and low bid prices, in the over-the-counter market, as reported and summarized by Yahoo Finance (http://finance.yahoo.com) , for each fiscal quarter during each of the fiscal years ended December 31, 2005 and December 31, 2006 and for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. These prices are based on inter-dealer prices, without retail markup, markdown or omissions and may not represent actual transactions. These prices have been adjusted to give effect to the August 31, 2007, 100 for one forward stock split of all issued and outstanding shares of our common stock.

On May 14, 2002, the Company filed a Form 15 with the SEC and ceased being a reporting company under the Exchange Act. On April 4, 2007, the Company filed a Form 10SB registration statement with the SEC and again became a reporting company, and on July 3, 2007, the common stock was listed for quotation on the OTC:BB. Consequently, from May 14, 2002, until July 3, 2007, our common stock was not traded. The following table reflects this absence of trading.

Quarter Ended	High		Low
03/31/2005		(1)		(1)
06/30/2005		(1)		(1)
09/30/2005		(1)		(1)
12/31/2005		(1)		(1)
03/31/2006		(1)		(1)
06/30/2006		(1)		(1)
09/30/2006		(1)		(1)
12/31/2006		(1)		(1)
03/31/2007		(1)		(1)
06/30/2007		(1)		(1)
09/30/2007	$56.00	(2)	$0.51

(1) Common stock not listed, quoted or traded.

(2) The high bid is an arbitrarily assigned figure.

From October 5, 2007, until November 14, 2007, the high bid for our common stock was $10.50 per share, and the low bid was $2.40 per share. As of November 13, 2007, the last reported sale price of our common stock was $8.00 per share and the last reported bid price was $6.00 per share.

Since the completion of the share exchange and private placement, our common stock has traded sporadically and with high volatility. Consequently, our historical prices may not be an accurate indication of the future prices of our common stock.

Holders

As of November 14, 2007, there were 25,000,000 shares of our common stock issued and outstanding, and there were approximately 126 holders of record of our outstanding shares of common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividends

We have not declared or paid any cash dividends on our common stock during either of our last two fiscal years or during our last two fiscal quarters. The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on the Company's revenues and earnings, capital requirements, financial conditions and the ability of our operating subsidiary, Dalian Innomind, to obtain approval to send monies out of the PRC. We currently intend to retain all earnings, if any, for use in business operations. Accordingly, we do not anticipate declaring any dividends in the near future.

The PRC's national currency, the Yuan, is not a freely convertible currency. Please refer to the risk factors "Governmental control of currency conversion may affect the value of your investment," "The fluctuation of the Renminbi may harm your investment;" and "Recent PRC State Administration of Foreign Exchange ("SAFE") Regulations regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face.”

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any equity compensation plans.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Although the market price of our common stock has, on a few occasions, risen above %5.00, the impact of other provisions of the penny stock regulations causes our common stock to fall within the definition, and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the common stock and may affect the ability of investors to sell their common stock in the secondary market.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 5,962,857 shares of our common stock by the selling stockholders, among which up to 382,500 shares they may be acquired upon the exercise of the placement agent warrants. As of November 14, 2007, there were 25,000,000 shares of our common stock outstanding. Assuming the exercise of all of the placement agent warrants, there will be 25,382,500 shares of common stock outstanding. Of these 25,382,500 shares, 5,962,857 shares are being registered for re-sale pursuant to this prospectus. All other outstanding shares not registered in this prospectus will be deemed "restricted securities" as defined under Rule 144 promulgated under the Securities Act (“Rule 144”). Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of common stock for at least one year, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Lock-Up Agreement

On October 5, 2007, in connection with the closing of the private placement, Mr. Zou Dejun, our CEO, Ms. Qiu Jianping, our Chairman of the Board, and The Innomind Trust (which is the record holder of 17,899,643 shares of our common stock for the benefit of Mr. Zou and Ms. Qiu) entered into “lock-up” agreements with the investors pursuant to which they have agreed not to sell, transfer or hypothecate any shares of our common stock in the public market until June 13, 2009 (or the date, if earlier, on which the investors have converted all the Series A Preferred Stock, exercised all warrants and sold the underlying shares in the public market). Under the terms of the securities purchase agreement all of the officers, directors and affiliates have agreed to be subject to a similar lock up however only Mr. Du has executed a formal lock- up agreement. As of August 3, 2007, Mr. Du is the beneficial owner of 3,152,886 shares of our common stock. As an “affiliate” Mr. Du would not be permitted sell under Rule 144(k).

Other Registration Rights

Other than the registration rights (which include the shares underlying the placement agent warrants) set forth in the registration rights agreement entered into as of September 27, 2007, with certain of the selling stockholders, and the “piggy-back” registration rights granted to Glenn A. Little in the Share Exchange Agreement, we have no other obligation to register under the Securities Act any of our shares of common stock.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

The Company is engaged in designing, developing, manufacturing, and installing environmental protection and energy saving equipment for the Chinese iron and steel industry. Most of our customers are large, state-owned iron and steel companies. Our business operations are conducted throughout China.

China’s iron and steel companies have experienced robust growth during the last twenty years, following the expansion of China’s economy and industrial base, generally. Along with this growth, the iron and steel industry has produced large amounts of waterborne and airborne industrial waste and pollution, and as a consequence it faces increasingly stringent governmental mandates to reduce or eliminate sulphur dixoide emissions and untreated wastewater discharges. Failure to meet mandated emission and discharge standards can result in financial penalties.

Demand for our core product, the Lamella Wastewater System, increased in 2006 and we expect demand to continue in 2007. One of our two new products, the Desulphurization System which we introduced in late 2006, is based on proprietary technology we jointly developed with the Research Institute of the Chinese Academy of Sciences, and can reduce flue gas sulphur dioxide levels by over 90%. We expect to see strong demand from the industry for the solutions that our Desulphurization System offers for airborne sulphur dioxide emissions. Starting in January 2007, we launched another new product, our Anti-Oxidation System, that materially reduces scrap loss in the production of hot rolled steel plate production caused by oxidation. Anti-oxidation is a long-sought solution in the Iron and Steel industry. We believe our Anti-Oxidation System, including paint and spraying equipment, is the only online system that prevents or reduces oxidation without needing to first cool down the steel slab. We anticipate that our Anti-Oxidation System will be an important driver of revenue growth.

In addition to the foregoing, we provide machining services to third parties, utilizing our heavy machine tools’ idle time to generate contract manufacturing revenue. In the first quarter of 2007, we also earned a significant amount of revenue from providing technical support to a business partner for the fulfillment of its desulphurization contract. The technical support business maintains our revenue growth while we continue to experience production capacity constraints. We anticipate that this business will decline beginning in 2008 as we build up adequate production capacity.

We also receive grants from local government with amounts varying from year to year as rewards for our continued investment in new technologies.

All our products are custom-built pursuant to our customers’ specific requirements. We enter into fixed price engineering and installation agreements with our customers that are performed in engineering, manufacturing, construction and installation phases. Equipment and components are engineered and manufactured primarily at our headquarter facilities. Generally, we fulfill our contracts in twelve months.

Our project-based revenue is affected directly by our customers’ capital budgets and need to build new plants. Since most of our customers are state-owned-enterprises, their budgeting decisions are influenced by the central government’s environmental protection and pollution control policies, which presently are favorable to our business and products. We expect such policy emphasis to continue for the foreseeable future.

The cost of revenue for our products includes direct materials, direct labor, and manufacturing overhead, with a significant portion allocable to materials costs, which are subject to fluctuation.

Recent Developments

Share Exchange, Restructuring Agreements and Private Placement Financing

In a share exchange transaction that closed on October 5, 2007 (the “Share Exchange”), the Company acquired Innomind, and through that acquisition also acquired Innomind’s wholly-owned subsidiary, Dalian Innomind, as well as the assets and business of Dalain Innomind’s PRC affiliate, RINO. In the Share Exchange the Company issued a controlling number of shares (the “Control Shares”) of its common stock to Zhang Ze, Innomind’s sole shareholder, in exchange for all of the issued and outstanding shares of Innomind, which were owned by Zhang Ze (the “Innomind Shares”). Prior to the Share Exchange: (i) on July 16, 2007, the Company consummated a one (1) share for two hundred thousand (200,000) shares reverse split of its Common Stock, with fractional shares rounded up to the nearest whole number (the “Reverse Split”); and (ii) on August 31, 2007, the Company’s Board of Directors authorized a one hundred (100) shares for one (1) share forward split of the issued and outstanding shares of its Common Stock (the “Forward Split”).

The acquisition of Innomind and Dalian Innomind on October 5, 2007 by Jade Mountain Corporation effected a change in control and was accounted for as a “reverse acquisition” whereby Innomind is the accounting acquirer for financial statement purposes. Accordingly, for all periods and filings subsequent to the October 5, 2007 “reverse acquisition” transaction, the historical financial statements of the Company reflect the consolidated financial statements of Innomind since its inception and the operations of Jade Mountain subsequent to October 5, 2007.

In connection with the Share Exchange, through a series of agreements between Dalian Innomind and RINO that we refer to as the “Restructuring Agreements,” which were executed on October 3, 2007, Dalian Innomind agreed to: (i) purchase and lease from RINO substantially all of RINO’s assets and properties; and (ii) fully conduct and manage RINO’s business (the “Business”) in exchange for RINO’s payment to Dalian Innomind of a management fee equal to the Business’s monthly net profits. To the extent that any aspect of the Business needs to be conducted directly through RINO in the future, the Restructuring Agreements provide Dalian Innomind with the legal right and power to control RINO and any of its remaining assets and operations.

The Restructuring Agreements were utilized instead of a direct acquisition of RINO's assets, because of the lack of clarity in the implementation of current PRC laws regarding the use of a non-PRC entity’s equity as consideration to acquire a PRC entity’s equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity (such as the Company or Innomind) to use its equity to acquire a PRC entity (such as RINO). While PRC law does allow for the purchase of equity interests in, or assets of a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of the equity or assets. Because the Company did not have sufficient cash to pay the estimated full value of all of the assets of RINO, the Company, through Dalian Innomind, purchased the maximum amount of assets possible with the net proceeds of the private placement described below, and leased from RINO the remainder of the assets used in RINO’s business.

Although the acquisition of the assets and business of RINO through the Restructuring Agreements was effective on October 5, 2007, not all of the transactions contemplated by the Restructuring Agreements have been consummated, and for that reason Dalian Innomind has not yet fully assumed total operational control of the Business. To complete these transactions, Dalian Innomind must complete additional steps, filings and registrations. Dalian Innomind has already completed the verification of capital required under PRC law, as well as obtaining a new business license to reflect its status as an operating entity. Remitting to RINO the full purchase price for the assets to be purchased by it under the Restructuring Agreements and obtaining an environmental report for the assets purchased from RINO remain in progress. We anticipate these steps will be completed within approximately 30 days after the date of this prospectus.  At their completion, Dalian Innomind will assume full operating control of the Business.

The funds used to consummate the Company’s acquisition of Innomind and the Restructuring Agreements were provided from the proceeds of a private placement of the Company’s common stock to 24 accredited investors that closed on October 5, 2007, simultaneously with the Innomind acquisition and the implementation of the Restructuring Agreements. The private placement resulted in gross proceeds of $24,435,319 from the sale of 5,464,357 shares of our common stock. Pursuant to the Securities Purchase Agreement between the investors and the Company, the net proceeds of the Private Placement will otherwise principally be used by the Company and by Dalian Innomind to expand manufacturing and production capacity and facilities, and to provide working capital for the Business.

Change in Independent Accountants

On October 5, 2007, we engaged Jimmy C.H. Cheung & Co., CPAs as our independent accountants to perform our 2007 full year financial audit.

Basis of presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2007, the results of operations for the three months and nine months ended September 30, 2007 and 2006, and cash flows for the nine months ended September 30, 2007 and 2006. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2007.

For further information, refer to the financial statements and footnotes of the Company for the years ended December 31, 2006 and 2005.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not expect the adoption of FIN 48 to have an impact on the Company’s results of operations or financial condition.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have an impact on the Company’s results of operations or financial condition.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material impact on the Company’s financial position.

Critical Accounting Policies and Estimates

The following discussion and analysis is based upon the Company’s consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s significant accounting policies are more fully described in the Notes to the Consolidated Financial Statements. However, certain accounting policies and estimates are particularly important to the understanding of the Company’s financial position and results of operations and require the application of significant judgment by the Company’s management or can be materially affected by changes from period to period in economic factors or conditions that are outside of the control of management. As a result they are subject to an inherent degree of uncertainty. In applying these policies, the Company’s management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on the Company’s historical operations, its future business plans and projected financial results, the terms of existing contracts, the Company’s observance of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. The following discusses the Company’s significant accounting policies and estimates.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements for 2007 include the unaudited financial statements of Innomind and its wholly owned subsidiary, Dalian Innomind and Dalian Rino, a Variable Interest Entity of Dalian Innomind.

The accompanying unaudited condensed financial statements for 2006 only include the unaudited financial statement of Dalian Rino.

All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company enters into long-term fixed price contracts with customers to manufacture and install industrial equipment. Revenue on long-term fixed price contracts is recognized under the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. Under the percentage-of-completion method, management estimates the percentage-of-completion based upon costs incurred as a percentage of the total estimated costs to the customer. When total cost estimates exceed revenues, the Company accrues for the estimated losses immediately. The use of the percentage of completion method requires significant judgment relative to estimating total contract revenues and costs, including assumptions relative to the length of time to complete the project, the nature and complexity of the work to be performed, and anticipated changes in estimated costs. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. When revisions in estimated contract revenues and costs are determined, such adjustments are recorded in the period in which they are first identified. For instances where the work performed on fixed price contracts is of relatively short duration, revenue is recognized when the work is completed.

The Company also provides technical professional services to its customers based on a fixed-price time contract. The Company recognizes services-based revenue from all of its contracts when the services have been performed, the customers have approved the completion of the services and invoices have been issued and collectibility is reasonably assured.

To utilize the idle time of its heavy duty machining tools, the Company provides machining services to customers. The machining service revenue is recognized when the performance of the service is completed, customer’s acceptance has been received and invoice is issued and collectibility is reasonably assured.

 Consolidation of Variable Interest Entity

On October 5, 2007 Dalian Innomind entered into Restructuring Agreements with Dalian Rino and its shareholders in which Dalian Innomind took over the management of the business activities of Dalian Rino. The Restructuring Agreements consist of the following agreements:

(a)	Dalian Rino sold substantially all of its manufacturing equipment and tangible assets to Dalian Innomind for RMB 2,250,343;
(b)	Dalian Rino transferred all of its three, presently owned patents, and three presently pending patent applications, to Dalian Innomind for an aggregate transfer fee of RMB 10,000;
(c)	Dalian Rino will lease to Dalian Innomind substantially all of its manufacturing plant and land at an annual rent of RMB 612,000;
(d)
With respect to its presently owned patents, Dlian Rino will contemporaneously enter into a separate transfer agreement (the “Patent Transfer Contract”) with Dalian Innomind to accomplish their actual transfer to Dalian Innomind;

(e)
With respect to its presently pending patent applications, and in order to accomplish the actual transfer of, each such applied-for patent, Dalian Rino will enter into additional patent transfer contracts within ten days after the issuance of the patents; and

(f)	Dalian Rino has granted to Dalian Innomind the royalty-free, perpetual right to use the “RINO” trademark and logo.

Under the requirements of FASB Interpretation No. 46 (R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN 46”), the Company consolidated the financial statements of Dalian Rino, a VIE of Dalian Innomind. As both companies are under common control, the financial statements have been prepared as if the transaction had occurred retroactively.

Contracts in progress

Contracts in progress are stated at the lower of cost or market value and include the costs and earnings in excess of billings, pursuant to the percentage of completion method of accounting for long-term fixed price contracts. The costs of contracts in progress include production costs and related overhead, including an applicable portion of general and administrative expenses.

Inventories

Raw materials are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	30 Years
Plant and machinery	15 Years
Motor vehicles	10 Years
Furniture, fixtures and equipment	5 Years

Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 50 years from the date of acquisition.

The Company’s principal office and its manufacturing facilities are located in the Jinzhou Industry Cooperation Zone of Dalian, PRC. In 2003 RINO acquired from the government the right to use 287,117 square feet of land in the Jinzhou Industry Cooperation Zone for a 50 year period that expires in 2053 (the “Land Use Rights”). Instead of periodic rent, RINO paid a one-time fee of $580,203 for the Land Use Rights.

Of the area leased by us, our factory occupies 91,570 square feet, and office space, warehouse facilities and living quarters comprise 90,148 square feet.

Dalian Facilities

Our Dalian facilities have a staff of 270 managerial, technical, clerical and manufacturing employees, who cover the Company’s national operations, generally.

Branch Offices

In addition to the head office in Dalian, the Company leases branch offices in Lanzhou, Beijing, Chongqing, Wuhan and Nanchang. Each branch office covers and is responsible for the Company’s operations in a specific territory in China:

City	Staff	Sq. Meters	Lease Expires	Rent	Territory
Lanzhou	3	100	May 2008	$196 per mo.	Northwest China
Beijing	5	400	July 2008	$4,196 per mo.	Mid China
Chongqing	3	100	February 2008	$196 per mo.	Southwest China
Wuhan	2	100	February 2008	$196 per mo.	Southeast China
Nanchang	2	130	November 2007	$209 per mo.	Jiangxi Province

Management believes that it will be able to renew these leases.

Results of Operations

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Financial Highlights
	For the three months ended Sept 30
	2007	2006
NET SALES
Contracts	$17,530,259	$2,113,523
Services	65,807	501,651
Government grant	52,605	10,951
COST OF SALES	17,648,671	2,626,125
Cost of contracts	(10,124,392)	(1,425,260)
Cost of services	(13,635)	(67,776)
Depreciation	(140,452)	(88,430)
	(10,278,479)	(1,581,466)

GROSS PROFIT	7,370,192	1,044,659

Selling , general and administrative expenses	2,141,041	199,809
Depreciation	29,769	21,927
Amortization of intangible assets	12,072	—
Amortization of land use rights	2,932	2,782
Total Operating Expenses	2,185,814	224,518

INCOME FROM OPERATIONS	5,186,768	820,141

Other income	86	4,494
Interest income	636	201
Imputed interest	(6,987)	(6,336)
Interest expenses	(170,769)	(83,021)
Other expenses	(387)	(12,188)
Total Other Income/Expenses	(177,427)	(96,850)

INCOME FROM OPERATIONS BEFORE TAXES	5,006,951	723,291

INCOME TAX EXPENSE	(744,149)	(235,072)
NET INCOME	4,262,802	488,219
OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	249,954	84,881

COMPREHENSIVE INCOME	$4,512,756	$573,100

Sales and Gross Profit

 Revenues. Revenues, excluding government grants, increased by $15.0 million or 573% for the three months ended September 30, 2007, as compared to the three months ended September 30, 2006. The revenue increase in 2007 was due to the growing demand for our flue gas desulphurization product. Equipment sales revenues in the three months ended September 30, 2007 were entirely related to flue gas desulphurization projects which were signed in July.

The composition of our revenues in the three months ended September 30, 2007 is as follows:

	For the three months ended September 30,
	2007	2006
Flue gas desulphurization	12,373,837	0
Wastewater treatment	2,311,456	1,345,769
Deoxidation treatment	138,522	0
Machining services	2,772,221	768,027

Cost of Revenue. The cost of revenue for the three months ended September 30, 2007 increased by $8.7 million to $10.3 million from $1.6 million for the three months ended September 30, 2006, largely due to increased sales. As a percentage of revenue excluding government grants, the cost of revenue decreased to 58% for the three months ended September 30, 2007 from 60% for the same period of 2006, primarily because we continue to realize savings in machining through using in-house heavy machine tools acquired in 2006.

Operating Expenses

Operating expenses for the three months ended September 30, 2007 increased to $2.2 million from $0.2 million for the same period ended September 30, 2006 as a result of [higher levels of operations during 2007]. As a percentage of revenue, the operating expenses increased by 3% to 12% for the three months ended September 30, 2007 from 9% for the same period in 2006.

Other Income and Expenses

Other income and expenses include primarily interest income and interest expense. Interest income was immaterial due to the fact we have maintained a low cash balance for most of our operations. Interest expense increased to $0.2 million for the three months ended September 30, 2007 from $0.08 million for the three months ended September 30, 2006, due to an increased amount of the bank debt financing we undertook during 2006.

Net Income

Net income was $4,262,802 in the three months ended September 30, 2007, compared with $488,219 in the same period last year, primarily due to the increased sales, higher gross margins, and lower income taxes as a percentage of revenue than realized in the same period in 2006.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Financial Highlights

	For the nine months ended Sept 30
	2007	2006

NET SALES

Contracts	$36,813,217	$5,067,516
Services	9,380,179	1,331,953
Government grant	122,463	384,121
	46,315,859	6,783,590
COST OF SALES
Cost of contracts	(21,990,789)	(3,273,664)
Cost of services	(1,358,474)	(162,204)
Depreciation	(398,580)	(214,402)
	(23,747,843)	(3,650,270)

GROSS PROFIT	22,568,016	3,133,320

Selling, general & administrative expenses	6,003,380	402,178
Depreciation	83,865	63,147
Amortization of intangible assets	30,399	—
Amortization of land use rights	8,674	8,303
Total Operating Expenses	6,123,928	473,628

INCOME FROM OPERATIONS	16,444,088	2,659,692

Other income	5,226	4,494
Interest income	3,050	530
Imputed interest	(31,005)	(19,491)
Interest expenses	(456,881)	(224,823)
Other expenses	(3,575)	(12,474)
Total Other Income/Expenses	(483,179)	(251,764)

INCOME FROM OPERATIONS BEFORE TAXES	15,958,514	2,407,928

INCOME TAX EXPENSE	(4,358,165)	(667,856)

NET INCOME	11,600,349	1,740,072
OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	535,845	101,962

COMPREHENSIVE INCOME	$12,136,194	$1,842,034

Sales and Gross Profit

Revenues. Revenues, excluding government grants, increased by $39.8 million or 622% for the nine months ended September 30, 2007, as compared to the nine months ended September 30, 2006. The revenue increase in 2007 was due to the growing demand for our flue gas desulphurization and contract machining services. In addition, our new flue gas desulphurization product became our largest selling product by sales turnover, while our new deoxidation treatment product registered strong growth. Technical consulting services grew strongly in the first six months of 2007 but fell off in the third quarter as we reassigned engineers to work on other projects.

We sell to large iron and steel companies around China. The following table sets for our composition of revenues by product in the nine months ended September 30, 2007 and September 30, 2006.

	For the nine months ended September 30,
	2007	2006
Flue gas desulphurization	20,747,298	0
Wastewater treatment	6,473,927	3,423,801
Deoxidation treatment	1,952,868	0
Machining services	7,639,124	1,643,715

 Cost of Revenues. The cost of revenue for the nine months ended September 30, 2007 increased by $20.1 million to $23.7 million from $3.7 million for the nine months ended September 30, 2006, largely due to increased sales. As a percentage of revenue excluding government grants, the cost of revenue decreased to 51% for the nine months ended September 30, 2007 from 57% for the same period of 2006, primarily because our acquisition of heavy machine tools in 2006 allowed us to process product parts and components in-house, resulting in machine processing savings.

Operating Expenses

Operating expenses for the nine months ended September 30, 2007 increased to $6.1 million from $0.5 million for the same period ended September 30, 2006 as a result of higher levels of operations during the year of 2006. As a percentage of revenue, the operating expenses decreased by 6% to 13% for the nine months ended September 30, 2007 from 7% for the same period in 2006. Half of the increase was due to a significant increase in selling expense during the first two quarters in 2007. No material selling expense was incurred during the same period in 2006. Excluding selling expense, operating expenses remained at 6% of revenue, slightly below the same level of the operating expenses during the same period in 2006.

Other Income and Expenses

Other income and expenses include primarily interest income and interest expense. Interest income was immaterial due to the fact we have maintained a low cash balance for most of our operations. Interest expense increased to $0.5 million for the nine months ended September 30, 2007 from $0.2 million for the nine months ended September 30, 2006, due to an increased amount of the bank debt financing we undertook during 2006.

Net Income

Net income was $11,600,349 in the nine months ended September 30, 2007, compared with $1,740,072 in the same period last year, primarily due to the increased sales, stable gross margins partly offset by rising operational expenses, and lower income taxes as a percentage of revenue than realized in the same period in 2006.

Fiscal Years Ended December 31, 2006 And December 31, 2005.

Revenues. Revenues, excluding government grants, increased by $6.7 million or 188% for the twelve months ended December 31, 2006, as compared to the twelve months ended December 31, 2005. The revenue increase in 2006 was due to the growing demand for our wastewater treatment product, contract machining services, and technical support services. The breakdown of the revenue growth, excluding government grants, is as follows:

	For the twelve months ended December 31
	2006	2005	Increase
(In thousands)
Wastewater treatment contracts	$5,499	$3,485	$2,014
Machining service contracts	3,136	100	3,036
Technical support services	1,673	—	1,673
	$10,308	$3,585	$6,723

Cost of Revenue. The cost of revenue for the twelve months ended December 31, 2006 increased by $2.5 million to $5.3 million from $2.8 million for the twelve months ended December 31, 2005, largely due to increased sales. As a percentage of revenue excluding government grants, the cost of revenue decreased to 50% for the twelve months ended December 31, 2006 from 76% for the same period of 2005, primarily because our acquisition of heavy machine tools in 2006 allowed us to process product parts and components in-house, resulting in machine processing savings.

Operating Expenses. Operating expenses for the twelve months ended December 31, 2006 increased to $0.8 million from $0.4 million for the same period ended December 31, 2005 as a result of higher levels of operations during the year of 2006. As a percentage of revenue, the operating expenses decreased by 3% to 7% for the twelve months ended December 31, 2006 from 10% for the same period in 2005.

Other Income and Expenses. Other income and expenses include primarily interest income and interest expense. Interest income was immaterial due to the fact we have maintained a low cash balance for most of our operations. Interest expense increased to $0.3 million for the twelve months ended December 31, 2006 from $0.09 million for the period ended December 31, 2005, due to an increased amount of the bank debt financing we undertook during 2006.

Liquidity and Capital Resources

We have historically funded our working capital needs from operations, advance payments from customers, bank borrowings, and capital from shareholders. Our working capital requirements are influenced by the level of our operations, the numerical and dollar volume of our project contracts, the progress of our contract execution, and the timing of accounts receivable collections.

Cash and cash equivalents totaled $3.6 million as of December 31, 2006, as compared to $0.07 million as of December 31, 2005.

The following tables present our net cash flows for the twelve months ended December 31, 2006 and for the same period ended December 31, 2005.

	For the twelve months ended December 31
	2006	2005
(In thousands)
Cash provided (used) in operating activities	$3,503	($147)
Cash provided (used) in investing activities	($4,498)	($4,299)
Cash provided (used) by financing activities	($4,468)	($3,808)

Cash flow from operating activities. Net cash used in operating activities was $3.5 million for the twelve months ended December 31, 2006 as compared to $0.15 million for the same period ended December 31, 2005. The positive cash flow from operating activities was chiefly attributable to a decrease in inventory and increases in production and project installations.

Cash used in investing activities. For the twelve months ended December 31, 2006, net cash used in investing activities increased by $0.2 million to $4.5 million as compared to $4.3 million for the same period ended December 31, 2005. This increase primarily resulted from the purchase of intangible assets.

Cash provided by financing activities. Our operations historically have been financed by capital contributions and loans from RINO’s founder and by bank loans. For the twelve months ended December 31, 2006, net cash provided by financing activities increased by $0.66 million to $4.47 million as compared to $3.81 million for the same period ended December 31, 2005. This was principally the result of capital contributions from RINO’s founders and a net increase in bank loans in 2006.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

BUSINESS

Our History

The Company was originally incorporated in Minnesota in 1984 as Applied Biometrics, Inc., for the purpose of developing and marketing a cardiac output monitoring system. In August, 2000, the Company’s Board of Directors determined that the Company would be unable to complete the development of its primary product, and thereupon ceased its business operations. In connection with terminating the Company’s business operations, in August, 2000, the Company’s CEO resigned, all employees were laid off and all but two of the Company’s directors resigned. During the latter part of 2000 we wound down our operations, eliminated most expenses and negotiated the termination or satisfaction of all of the Company’s obligations.

On May 14, 2002, the Company filed a Form 15 with the SEC and ceased being a reporting company under the Exchange Act.

At a special meeting held on August 4, 2005, the Company’s shareholders voted to adopt a plan of complete liquidation and dissolution of the Company (the “Plan”). After that shareholder vote, but before the Company’s remaining funds were distributed, on October 20, 2005, Glenn A. Little (“Little”) contacted the Company and proposed a reorganization that consisted of: (i) revoking the Plan; (ii) Little lending $100,000 to the Company (the “Loan”) pursuant to a convertible promissory note (the “Convertible Note”); (iii) a one-time distribution of all of the Company’s assets (including $75,000 of the Loan) to all of our shareholders other than Little; and (iv) amending the Company’s Articles of Incorporation to increase the authorized capital in order to permit the conversion of the Convertible Note. At a special shareholders’ meeting held on February 8, 2006, Little’s proposal was approved, and the Convertible Note was subsequently converted to 10,000,000 shares of the Company’s common stock. As a result, Little became the Company’s majority shareholder with (at the time) 64.1% of the issued and outstanding shares.

At a special meeting held on October 18, 2006, the shareholders voted to approve a proposal to change the Company’s state of incorporation from Minnesota to Nevada, and to authorize the Board of Directors to change the Company’s name from “Applied Biometrics, Inc.” to such other name as the Board deemed appropriate. In January 2007 the Company (still named Applied Biometrics) merged with and into its wholly owned subsidiary, Jade Mountain Corporation (a Nevada corporation), in order to effect a change of domicile from Minnesota to Nevada. The Company’s name became Jade Mountain Corporation.

By written consent of the holder of a majority of the outstanding shares of the Company’s common stock, on June 5, 2007, the shareholders authorized a one (1) for two hundred thousand (200,000) reverse stock split (with fractional shares rounded up to the nearest whole number), which was effectuated on July 16, 2007.

On August 31, 2007, the Company’s Board of Directors authorized an amendment to its Articles of Incorporation to: (i) increase the number of its authorized shares of Common Stock from 100,000,000 shares, par value $.0001 per share, to 10,000,000,000 shares, par value $.0001 per share (the “Authorized Share Increase”); and (ii) forward split its issued and outstanding common stock on a one hundred (100) shares for one (1) share basis (the “Forward Split”). Under Nevada law, neither the Authorized Share Increase nor the Forward Split required the approval of the Company’s shareholders.

On October 5, 2007, the Company acquired Innomind.

Organizational History of Innomind and Dalian Innomind

Innomind.

Innomind Group Limited (“Innomind”) was incorporated under the laws of the British Virgin Islands on November 17, 2006. Until the consummation of the Share Exchange, Innomind’s sole shareholder was Zhang Ze, a citizen and resident of the People’s Republic of China (the “PRC”). For more information about the Share Exchange, please see the sections of this prospectus entitled “Prospectus Summary - The Company, - Corporate History, - Share Exchange, Restructuring Agreements and Private Placement Financing,” and “Business - Acquisition of Innomind and the Business of RINO.”

Dalian Innomind.

On July 3, 2007, Innomind incorporated Dalian Innomind Environment Engineering Co., Ltd. (“Dalian Innomind”) under the laws of the PRC. All of Dalian Innomind’s outstanding capital stock is held by Innomind, and by virtue of such ownership Dalian Innomind is a “wholly foreign owned enterprise (“WFOE”) under PRC law.

Organizational History of RINO

Dalian Rino Engineering Science and Technology Co., Ltd. (“RINO”) was formed on March 5, 2003, under PRC law. Its initial registered capital was RMB 7,000,000 (approximately US $922,327), which was increased to RMB 30,500,000 (approximately US $4,018,711) on April 18, 2006. RINO is owned by its two founders, DejunZou (90%) and his wife, Qiu Jianping (10%). Since its founding, RINO has been engaged in developing, marketing and selling its three principal products: the Lamella Inclined Tube Settler Wastewater Treatment System (also called the “Lamella Wastewater System”), the Circulating Fluidized Bed Flue Gas Desulphurization System (also called the “Desulphurization System”), and the High Temperature Hot Rolled Steel Anti-Oxidation System (also called the “Anti-Oxidation System”).

Acquisition of Innomind and the Business of RINO

On October 5, 2007, Jade Mountain Corporation entered into a share exchange agreement (the “Share Exchange Agreement”) and consummated a share exchange (the “Share Exchange”) with Innomind and Zhang Ze (“Zhang”), an individual who is a citizen and resident of the People’s Republic of China (the “PRC”) and who immediately prior to the Share Exchange was the holder of all of the outstanding capital stock of Innomind. Under the Share Exchange Agreement, we issued an aggregate of 17,899,643 shares (the “Control Shares”) of our common stock to Zhang in exchange for 100% of the issued and outstanding shares of Innomind’s capital stock, all of which were owned by Zhang.

Simultaneously with the consummation of the Share Exchange, Zhang transferred and conveyed all of the Control Shares (and all of his right, title and interest in and to the Control Shares) to The Innomind Trust, a trust established under the laws of and domiciled in the British Virgin Islands, of which Zou Dejun and Qiu Jianping, the founders and sole equity owners of RINO, are the sole beneficiaries.

The Control Shares represent 71.60 % of our total outstanding common stock.

As a result of the consummation of the Share Exchange, Innomind became a wholly-owned subsidiary of the Company, and Innomind’s wholly-owned subsidiary, Dalian Innomind, became the Company’s indirect subsidiary.

The acquisition of Innomind and Dalian Innomind on October 5, 2007 by Jade Mountain Corporation effected a change in control and was accounted for as a “reverse acquisition” whereby Innomind is the accounting acquirer for financial statement purposes. Accordingly, for all periods and filings subsequent to the October 5, 2007 “reverse acquisition” transaction, the historical financial statements of the Company reflect the consolidated financial statements of Innomind since its inception and the operations of Jade Mountain subsequent to October 5, 2007.

Restructuring Agreements to Acquire RINO’s Operating Business

Dalian Innomind is a wholly foreign-owned enterprise, or “WFOE,” under the laws of the PRC by virtue of its status as a wholly-owned subsidiary of a non-PRC company, Innomind. In connection with the closing of the Share Exchange Agreement, Dalian Innomind entered into and consummated a series of agreements (the “Restructuring Agreements”), with RINO. Under the Restructuring Agreements, Dalian Innomind agreed to: (i) purchase and lease substantially all of the assets of RINO; and (ii) assume control of the operations and management of RINO’s business in exchange for a management fee equal to the business’s monthly net profits. As a result, the business will be conducted by Dalian Innomind. To the extent that any aspect of the business needs to be conducted by RINO in the future, the Restructuring Agreements provide Dalian Innomind with the ability to control RINO and any of its remaining assets and operations. We anticipate that RINO will continue to be the contracting party under its customer contracts, bank loans and certain other assets until such time as those may be transferred to Dalian Innomind.

While the acquisition of the assets and business of RINO through the Restructuring Agreements was effective on October 5, 2007, not all of the transactions contemplated by those agreements have been fully completed, and as a consequence Dalaian Innomind has not yet assumed full operating control of the business. Dalian Innomind has completed the PRC registered capital verification process and obtained a new business license from the State Administration for Industry and Commerce in Dalian, PRC, to reflect Dalian Innomind's status as an operating company. Before gaining control of RINO, Dalian Innomind must (i) transfer to RINO the full purchase price for the assets to be purchased by it under the Restructuring Agreements; (ii) obtain an environmental report for the assets purchased from RINO. We anticipate these steps will be completed within approximately 25 days after the date of this Prospectus, at which time Dalian Innomind will assume full operating control of the Business.

As a result of the Restructuring Agreements, RINO became an indirectly controlled affiliate of the Company.

The following is a summary of the material terms of each of the Restructuring Agreements.

•
Purchase Agreement. Under the purchase agreement between Dalian Innomind and RINO (the "Purchase Agreement"), Dalian Innomind agreed to purchase from RINO: (i) substantially all of RINO's manufacturing equipment and tangible assets for RMB 2,250,343; and (ii) all of RINO’s three, presently owned patents, and three presently pending patent applications, for an aggregate transfer fee of RMB 10,000. Additionally, under the Purchase Agreement, RINO: (w) will lease to Dalian Innomind substantially all of RINO’s manufacturing plant and land at an annual rent of RMB 612,000; (x) with respect to its presently owned patents, will contemporaneously enter into a separate transfer agreement with Dalian Innomind to accomplish their actual transfer to Dalian Innomind; (y) with respect to its presently pending patent applications, and in order to accomplish the actual transfer of, each such applied-for patent, will enter into additional patent transfer contracts within ten days after the issuance of the patents; and (z) has granted to Dalian Innomind the royalty-free, perpetual right to use the “RINO” trademark and logo.

In connection with these purchases and leases, under the Purchase Agreement, RINO has agreed to transfer its employees and provide its supply and sales channels to Dalian Innomind.

The following ancillary agreements also were entered into in connection with the Purchase Agreement:

•
Patent Transfer Contract. Under this contract between RINO, Qiu Jianping and Dalian Innomind, Qiu Jianping agreed to transfer and assign to Dalian Innomind the three patents of which Qiu is the registered owner, for an assignment fee of RMB 10,000. Qiu Jianping is in the process of commencing the patent transfer process, which is estimated to take approximately 5 - 6 months to complete. Prior to the effectiveness of the patent transfers, Dalian Innomind (subject to RINO's right to use these patents) has the exclusive legal right, royalty free, to use these patents.

•
Trademark Authorization. In this instrument (the "Trademark Authorization"), RINO, as the PRC registered owner of the "RINO" trademark and logo, granted Dalian Innomind the right to use the same in perpetuity and free of any royalties.

•
Entrusted Management Agreement. Pursuant to this entrusted management agreement among RINO, the RINO shareholders and Dalian Innomind (the "Entrusted Management Agreement"), RINO and its shareholders agreed to entrust the operations and management of the Business to Dalian Innomind. Under the Entrusted Management Agreement, Dalian Innomind will manage RINO’s operations and assets, control all of RINO's cash flow through an entrusted bank account, will be entitled to RINO's net profits as a management fee, and will be obligated to pay all RINO payables and loan payments. The Entrusted Management Agreement will remain in effect until Dalian Innomind acquires all of the assets or equity of RINO (as more fully described below under “Exclusive Option Agreement”). Prior to that acquisition, RINO will only own those certain assets that have not been sold or leased to Dalian Innomind pursuant to the Restructuring Agreements. We anticipate that RINO will continue to be the contracting party under its customer contracts, banks loans and certain other assets until such time as those may be transferred to Dalian Innomind.

•
Shareholders’ Voting Proxy Agreement. Under the shareholders' voting proxy agreement among the RINO shareholders and Dalian Innomind, the RINO shareholders irrevocably and exclusively appointed the members of Dalian Innomind’s board of directors as their proxies to vote on all matters that require RINO shareholder approval.

•
Exclusive Option Agreement. Under the exclusive option agreement among Dalian Innomind, RINO and the RINO shareholders, the RINO shareholders have granted Dalian Innomind an irrevocable and exclusive purchase option (the “Option”) to acquire RINO’s equity and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Current PRC law does not specifically provide for a non-PRC entity's equity to be used as consideration for the purchase of a PRC entity's assets or equity. Accordingly, the Option is exercisable when PRC law would allow foreign equity to be used as consideration to acquire a PRC entity's equity interests and/or assets, or when the Company has sufficient funds to purchase RINO's equity or remaining assets. The consideration for the exercise of the Option is to be determined by the parties and memorialized in future, definitive agreements setting forth the kind and value of such consideration. To the extent the RINO shareholders receive any of such consideration, the Option requires them to transfer (and not retain) the same to RINO or Dalian Innomind.

•
Share Pledge Agreement. Under the share pledge agreement among Dalian Innomind and the RINO shareholders (the "Share Pledge Agreement"), the RINO shareholders have pledged all of their equity interests in RINO, including the proceeds thereof, to guarantee all of Dalian Innomind's rights and benefits under the Restructuring Agreements. Prior to termination of the Share Pledge Agreement, the pledged equity interests cannot be transferred without Dalian Innomind's prior written consent.

Overview of the Business

This section discusses the business that the Company acquired from of RINO in the Share Exchange. We currently operate the business through RINO until the completion of the transactions contemplated by the Restructuring Agreements. While the Restructuring Agreements were entered into and closed on October 5, 2007, not all of the transactions contemplated by them have been fully consummated and, consequently, Dalian Innomind has not yet assumed full operational control of the business. We expect to accomplish the filings and obtain the approvals and registrations necessary for Dalian Innomind to have full operational and management control of the business within approximately 30 days after the date of this prospectus, however we cannot assure you that these steps will be accomplished within such time period, or at all. Please see the section of this prospectus entitled "Risk Factors - Risks Related to the Restructuring Agreements, - We may not obtain all approvals required to operate the business acquired pursuant to the Restructuring Agreements."

We are an industrial technology-based, PRC environmental protection and remediation company. Our business consists of designing, manufacturing, installing and servicing wastewater treatment and exhaust emission desulphurization equipment principally for use in China’s iron and steel industry, and de-oxidation products and equipment designed for use in the manufacture of hot rolled steel plate products. All of our products are custom-built for specific project installations, and we execute supply contracts during the design phase of our projects. Our products are all designed to reduce either or both industrial pollution and energy utilization, and comply with ISO 9001 Quality Management System and ISO 14001 Environment Management System requirements, for which RINO received certificates in 2004.

Since 1978, the PRC has undergone a substantial economic transformation and rapid economic growth, becoming the world’s fifth largest national economy, with the world’s largest and most rapidly growing iron and steel market. Through its continuous focus on nation-wide economic development, China’s overall industrial pollution output has become a central issue for the national government, and a priority in the PRC’s eleventh five-year plan. For example, in 2006 China’s industrial enterprises emitted 25.9 million tons of sulphur dioxide, the principal cause of “acid-rain,” and the PRC has become the world’s largest emitter of sulphur dioxide pollution. As a consequence of this and other industrially-based environmental challenges, RINO’s customer base - the Chinese iron and steel industry - faces governmental mandates to decrease or eliminate water pollution and sulphur emissions, which are key applications for our technologies.

Accordingly, environmental protection and remediation is a relatively new industry in the PRC. Nonetheless, like the Chinese economy, it is rapidly growing - with an estimated, 2007 waste water remediation market of $226 million, and an estimated, 2007 desulphurization market of $770 million. Further, the market for the Company’s products is highly regulated by the central PRC government, which sets specific pollution output targets for industrial enterprises. For this reason, we believe that the demand for our products is predictable, and will follow the growth of the PRC’s iron and steel industry and government-mandated pollution control standards that are being made more stringent annually.

We also believe that our revenue and profitability growth to date arises from these same factors. Gross revenues and net profit for 2005 were $3,637,717 and $270,999, respectively, and expanded to $10,756,145 and $3,153,126 in 2006. For 2007, we forecast estimated gross revenues of approximately $58,000,000 and an estimated net profit of approximately $17,800,000.

Principal Products

We have three principal products and product lines: the “Lamella Inclined Tube Settler Waste Water Treatment System,” the “Circulating, Fluidized Bed, Flue Gas Desulphurization System,” and the “High Temperature Anti-Oxidation System for Hot Rolled Steel.”

Lamella Inclined Tube Settler Wastewater Treatment System.

The Lamella Inclined Tube Settler Wastewater Treatment System (the “Lamella Wastewater System”) is a highly efficient, comprehensive industrial waste water treatment system utilizing proprietary and patented technology developed solely by RINO. The technology has received numerous regional and national design awards, and has been successfully installed and used at some of the largest steel mills in China, including Jinan Iron & Steel Group Co., Ltd., Benxi Iron & Steel (Group) Co., Ltd., Handan Iron & Steel Group Co., Ltd., Tianjin Tiangang Group Co., Ltd., Shijiazhuang Iron & Steel Group Co., Ltd., Panzhihua Iron & Steel Group Co., Ltd., and Anyang Iron & Steel Group Co., Ltd.

For more information about the Lamella Wastewater System technology, please see the section of this prospectus entitled “Business, - Technology and Products.”

Circulating, Fluidized Bed, Flue Gas Desulphurization System.

The Circulating, Fluidized Bed, Flue Gas Desulphurization System (the “Desulphurization System”) is a highly effective system to remove particulate sulphur from sinter and flue gas emissions of steel mills, and the resulting discharge from the system meets all relevant PRC air pollution standards.

The Desulphurization System utilizes proprietary technology jointly developed by RINO and the Chinese Academy of Sciences. On May 18, 2007, RINO acquired the intellectual property rights to this technology (including the right to patent the same) from the Chinese Academy of Sciences for RMB 1,000,000.

As of November 14, 2007: (i) the Desulphurization System was in the process of being installed in three steel mills, with contract prices totaling approximately $22 million; (ii) we executed a contract with Shengfeng Iron and Steel Co., Ltd., for a large Desulphurization System at a contract price of $5,642,143; and (iii) we executed a contract with Jinan Iron and Steel Co., Ltd., for Flue Gas Desulphurization System accessories at a contract price of $1,307,190.

For more information about the Desulphurization System, please see the section of this prospectus entitled “Business, - Technology and Products.”

High Temperature Anti-Oxidation System for Hot Rolled Steel

The Anti-Oxidation System is a set of products and a mechanized system, jointly developed by RINO and the Chinese Academy of Sciences, to substantially reduce oxidation-related output losses in the production of continuous cast, hot rolled steel. The system operates at significantly higher product temperatures than its competitors, thereby increasing its general utility and its range of steel product applications. In March, 2006, RINO acquired the technology from the Chinese Academy of Sciences under an agreement that provides for the co-ownership of the intellectual property rights to the formula for the anti-oxidizing paint used in the system and to the spray system for applying the paint, co-ownership of any patents granted, and the transfer to RINO of all commercialization rights.

As of November 15, 2007, the Anti-Oxidation System has been installed at Jinan Iron & Steel Co., Ltd., and is being installed at Benxi Iron & Steel Co., Ltd., in China at an aggregate contract price of $1,947,000, and negotiations are being held for: (i) three additional installations (Kunming Iron & Steel, Wuhan Iron & Steel and Nanjing Iron & Steel) with an expected aggregate contract price of $1,298,702; and (ii) supply of anti-oxidizing paint (Jinan Iron & Steel Co., Ltd.) at a contract price of $156,416.

For more information about the Anti-Oxidation System, please see the section of this prospectus entitled “Business - Technology and Products.”

Competitive Advantages

We believe that the Company’s products have a number of key, competitive advantages that include:

•
The Lamella Wastewater System, Desulphurization System and the Anti-Oxidation System are all manufactured in the PRC, and, therefore, benefit from favorable labor costs and industry incentives that afford us a significant price advantage over our international competitors.

•	Based on available industry data for the PRC, we believe that the Company presently is an industry leader in steel mill waste water decontamination, with a present market share of approximately 10%.

•	The China market for our products and technology (the iron and steel industry) is the fastest growing such market in the world.

•	Our technologies give the Company significant installation and operating cost advantages as compared to other suppliers of similarly-targeted environmental protection and pollution control equipment.

•	All of our manufacturing facilities are ISO 9001 and ISO 14001 certified, and all of our products meet or exceed PRC and international quality standards.

Additional Line of Business

In addition to the environmental remediation and protection systems above, in late 2005 RINO began utilizing “down time” on its own, proprietary production equipment by performing contract machining for third-party industrial enterprises.

The specialized heavy machinery and equipment that we use to produce our Lamella Wastewater System, Desulphurization System and Anti-Oxidation System also provides us with a substantial capacity to undertake the machining of large, high-precision and advanced structures from areas outside of northeast China. To this end, RINO established and the Company maintains strategic cooperation relationships with Dalian Heavy Industry (Zhonggong) and China First Heavy Industries with which we contract to provide production time on our heavier machine tools, during “down time” on our own production. Since 2005, such contract manufacturing business has provided the Company with $3.24 million (or 22.48%) of its cumulative gross revenues and $1.83 million (or 29.24%) of its cumulative gross profits.

The Company expects that as sales of its own products increase, we will reduce or eliminate contracting the use of our machines and equipment to third parties.

Environmental Challenges in the PRC

China currently is in the midst of extraordinarily rapid economic growth and reform that is closely tied to its pace of industrial development. In 2004, the PRC’s total industrial output reached RMB 7,238.7 billion (US $934 billion). Since 1978, China’s real GDP has grown at an average rate of approximately 11.3% per year, while its share of world trade has risen from less than 1% to almost 8% in the same timeframe. Foreign trade growth has averaged nearly 15% over the same period, or more than 2,700% in the aggregate. Over the last decade the PRC has become a preferred destination for direct foreign investment, and in 2005 attracted $72.4 billion in foreign direct investment, according to the Chinese Ministry of Commerce. China also is competitive in many advanced technologies and continues to be a preferred destination for the relocation of global manufacturing facilities in virtually every manufacturing sector. China is now the fifth largest economy and the third largest trader in the world.

With the PRC’s rapid industrial expansion has come its inevitable by-product: industrially generated pollution of water, the air and the environment, generally. It is estimated that approximately 80% of China’s environmental pollution results from industry-produced solid waste, waste water and waste gas emissions. During the 1990’s the extent of and dangers posed by China’s increasing levels of environmental pollution became widely perceived and developed into a priority for the PRC’s central government. During the 2000-2005 period, China expended over $90 billion on environmental protection efforts. For the new, eleventh five-year plan (2006-2010), the PRC is expected to spend approximately $193 billion on such efforts. The reduction or elimination of waste water and airborne pollutants has become a key element in the country’s next five year economic plan.

PRC Markets for RINO’s Products and Technologies

Waste Water Remediation.

China is a country that has limited water resources, with approximately 2,200 cubic meters per person, or one-fourth the world average. Conservation through the improvement of usage efficiency is the fundamental way to resolve this tension between water supply and demand. China’s very high rate of industrial water consumption (as compared to that of developed countries) offers great potential for water conservation and re-usage programs. Our principal target market, the iron & steel industry, consumes large quantities of water by the nature of the processes employed, and, therefore, has an inherent need to increase efficiency and thereby reduce its usage costs, as well as reclamation costs and governmental penalties.

Today, there are approximately 730 blast furnaces over 300 cubic meters in size operating in China. Of these, 470 have already adopted wastewater treatment facilities utilizing older, coal gas washing techniques, while 260 have no wastewater treatment whatsoever. The average cost of equipment for wastewater treatment of a blast furnace of this size is $2,000,000. Additionally, there are 670 steel-making converters in China with a capacity of over 75 tons. 340 of these converters have existing coal gas wastewater treatment equipment, while 330 converters have no wastewater treatment facilities whatsoever. The average cost of equipment for a converter of this size is $1,700,000. The PRC government has mandated that all blast furnaces and converters have wastewater treatment facilities in place within five years. Accordingly, these mandates have created a $216 million annual market for at least each of the next five years. The following chart illustrates this demand level and values.

Available Market - 11th Five Year Plan Requirement

	Blast Furnaces	Converters
Total	730	670
Converted	470	340
Untreated	260	330

Avg. Cost/unit	$2,000,000	$1,700,000
#/year	52	66
Annual Market	$104,000,000	$112,200,000
5 Year Market	$520,000,000	$561,000,000

In addition to the blast furnaces and converters with no wastewater treatment facilities, we believe that there is a large replacement market potential for those operations that utilize coal gas washing techniques. This is older technology introduced by the former Soviet Union in the late 1970s and applied in iron & steel industry in the 1980s. Compared with our proprietary Lamella Wastewater System technology, coal gas washing has lower throughput capability, a much larger footprint and involves large maintenance requirements and expenses. Based on our market research with our end-use customers as well as market investigation with other iron & steel foundries and mills, as illustrated in the following chart, we believe there is a substantial need to replace this aging technology, thereby creating an additional $87,900,000 market for blast furnace and converter retrofits.

	Blast Furnaces	Converters
Total	470	340

Avg. Cost/unit	$2,000,000	$1,700,000
#/year	21	27
Annual Market	$42,000,000	$45,900,000

The following chart illustrates the Company’s forecasted, 10 year market for wastewater treatment equipment in China, generally, and for our Lamella Wastewater System, specifically.

Wastewater market

	water	# of furnace	# of converters		average	total market
Year	million mts	above 300cbm	above 50mts	# of tanks	unit price	Value
					($ millions)	$ millions
2005	4,594	350	175	5,244	$0.13	$677
2006	4,667	356	180	5,328	$0.13	$687
2007	4,741	362	185	5,412	$0.13	$698
2008	4,804	368	189	5,484	$0.13	$708
2009	4,867	374	193	5,556	$0.13	$717
2010	4,920	380	197	5,616	$0.13	$725
2011	4,972	386	201	5,676	$0.13	$732
2012	5,025	391	205	5,736	$0.13	$740
2013	5,077	396	209	5,796	$0.13	$748
2014	5,130	401	213	5,856	$0.13	$756
2015	5,182	406	217	5,916	$0.13	$763

RINO market share

	capacity						% of total
	water	total #	new #		annually	revenue	penetrated
Year	million mts	of tanks	of tanks	unit price	revenue	accumulated	market
				($ millions)	($ millions)	($ millions)
2005	103	118	24	$0.15	$3.61	$3.61	0.53%
2006	149	170	52	$0.13	$6.58	$10.19	1.48%
2007	223	254	84	$0.13	$10.84	$21.03	3.01%
2008	300	342	88	$0.13	$11.35	$32.39	4.58%
2009	405	462	120	$0.13	$15.48	$47.87	6.68%
2010	510	582	120	$0.13	$15.48	$63.35	8.74%
2011	601	686	104	$0.13	$13.42	$76.77	10.48%
2012	676	772	86	$0.13	$11.10	$87.87	11.87%
2013	752	858	86	$0.13	$11.10	$98.97	13.23%
2014	827	944	86	$0.13	$11.10	$110.06	14.57%
2015	902	1,030	86	$0.13	$11.10	$121.16	15.87%

Desulphurization Technology.

In China, the main cause of airborne pollution is sulfur dioxide emissions from coal. According to joint research by the Chinese Institute of Environmental Science and Xinghua University, sulphur dioxide-caused acid rain annually costs China over $13.3 billion in various losses, and atmospheric pollution results in an annual loss equivalent to two or three percent of China's GDP.

In 2005, the Chinese iron & steel industry discharged 1.24 million metric tons of sulphur dioxide into the atmosphere. Decades of lightly monitored growth in this industry sector, with little or no consequences attached to sulphur dioxide emissions, combined with mandatory, industry-wide sulphur dioxide reductions over the next five years, presents the industry with a pressing need to remediate these emissions from iron & steel sinters.

Over the next five years, coal-fired sinters and other like furnace operations must install desulphurization facilities or face stiff, monthly penalties or, possibly, shut down their operations. We believe that, because our Desulphurization System is the only sinter process equipment that is specifically designed for flue gas desulphurization applications that are larger than 90 square meters - the standard size for sinter operations in the PRC iron & steel industry - the Company has a substantial competitive advantage over its international competitors.

Today, there are more than 165 coal fired sinter processes in China without flue gas desulphurization equipment (and this number is expected to rise to over 200 by 2010). As illustrated by the following chart, over the next five years, this translates into a cumulative market for our desulphurization technology of over $267 million. We plan to penetrate this market aggressively by marketing the Desulphurization System as a turn-key solution for the China iron & steel industry’s sulphur dioxide emissions problems.

De-sulphurization

	total market size - RINO			RINO market share
	# of sinter	average price of	total market	# of sinter	Equip.	Annuall	Accumulated	% of total
	above	Equipment	Value	above	avg price of	revenue	revenue	penetrated
Year	90sqm	($ millions)	$ millions	90sqm	($ millions)	($ millions)	($ millions)	market
2005	142	$7.74	$1,099					0.00%
2006	154	$7.74	$1,192					0.00%
2007	165	$7.74	$1,277	8	$7.74	$61.94	$61.94	4.85%
2008	176	$7.74	$1,363	8	$7.10	$56.77	$118.71	8.71%
2009	187	$7.74	$1,448	8	$7.10	$56.77	$175.48	12.12%
2010	198	$7.74	$1,533	7	$7.10	$49.68	$225.16	14.69%
2011	209	$7.74	$1,618	6	$7.10	$42.58	$267.74	16.55%
2012	220	$7.74	$1,703	6	$7.10	$42.58	$310.32	18.22%
2013	231	$7.74	$1,788	6	$7.10	$42.58	$352.90	19.73%
2014	242	$7.74	$1,874	6	$7.10	$42.58	$395.48	21.11%
2015	253	$7.74	$1,959	6	$7.10	$42.58	$438.06	22.36%

To date, one of our Desulphurization Systems has been installed at Jinan Iron & Steel Co., and 6 other  PRC steel mills, contracted-for systems are being manufactured for installation in the fourth quarter of 2007 at Jinan Iron & Steel and Panzhihua Iron & Steel, a contract has been entered into for a large-scale Desulphurization System at Shengfeng Iron & Steel, a $1,307,190 contract has been entered into for desulphurization accessories at Jinan Iron & Steel, and the commercial terms for contracts with Handan Iron & Steel, Chongqing Iron & Steel and Kunming Iron & Steel are in the process of being negotiated.

Anti-Oxidation Technology.

The oxidation of hot rolled steel results, on average, in the loss of 3% of finished product. Although a number of U.S. and European anti-oxidation systems are available internationally, the high costs of the paints and coatings they use, as well as their ineffectiveness at high temperatures, have limited their application and utility to low temperature, specialty steel products. The suppliers of these anti oxidation systems include America Advanced Technical Products, ATP Metallurgical, Duffy, Condursal, and Berktekt. Because of the high cost of usage, these paint/coating systems are all applied on only specialty steel and additionally, have limitations of low temperature application - they cannot be used on-line.

Importantly, the temperature range limitations of these systems prevent them from being used “on-line” in the high temperature ranges of hot rolled steel products, which historically account for over 90% of the PRC’s crude steel production. China is expected to produce approximately 460 million tons of steel in 2007, of which the expected output of hot rolled steel is forecasted at 438 million tons. On this basis, it can be expected that, if not treated, China will lose approximately 13.1 million tons from its forecasted 2007 hot rolled steel production - a volume that is equal to a large steel producer’s output of an entire year. Unlike its international competition, the our Anti-Oxidation System is specifically designed to embody less costly paint and to operate effectively at temperatures ranging from 600° - 1,000° C - the environment of hot rolled steel plate. Based on the confirmed results of the installation of our de-oxidation equipment and technology at Jinan Iron & Steel in 2007, we believe that the Anti-Oxidation System will reduce hot rolled steel oxidation loss by a minimum of 60%. This would result in a potential increase of 7.9 million tons of China’s projected 2007 output, and commensurate savings in coal (6.3 million tons) and water (79 million tons) consumption for processing and throughput.

As shown in the following table, using the PRC hot rolled steel forecast for 2007 as a benchmark, we estimate that the full application of the Anti-Oxidation System to that projected production output would result in approximately $551,880,000 in water and cost savings per year.

2007 Anit-oxidation Savings

		Calculation
Hot Rolled Steel Output - tons	438,000,000
Avg. Oxidation rate	3%	13,140,000 tons
RINO System Efficiency	60%	7,884,000 tons
H2O and Coal Cost/ton	$70
Savings/year	$551,880,000

With these factors in mind, we believe that our Anti-Oxidation System can achieve a significant degree of penetration in the PRC market, as it addresses a domestic production need which is beyond the applicability of presently available U.S. and European technologies and systems. The following tables illustrate our projected, multi-year scope of the Chinese market and the revenues that we project from PRC sales.

De-oxidation paint market

	heat rolling		annual paint	total annual paint	average	total market
	steel	# of heat	consumption	consumption	price	Value
Year	(million tons)	rolling lines	(tons/installation)	(million tons)	($/ton)	($ millions)
2005	380	474	1,250	0.59	$1,264.52	$749.23
2006	438	474	1,250	0.59	$1,264.52	$749.23
2007	438	474	1,250	0.59	$1,264.52	$749.23
2008	438	474	1,250	0.59	$1,264.52	$749.23
2009	438	474	1,250	0.59	$1,264.52	$749.23
2010	438	474	1,250	0.59	$1,264.52	$749.23
2011	438	474	1,250	0.59	$1,264.52	$749.23
2012	438	474	1,250	0.59	$1,264.52	$749.23
2013	438	474	1,250	0.59	$1,264.52	$749.23
2014	438	474	1,250	0.59	$1,264.52	$749.23
2015	438	474	1,250	0.59	$1,264.52	$749.23

RINO market share

	# of annually	# of accumulated	annual paint	annually	average	annual
	installed	installed	consumption	sales of	price	revenue	% by
Year	equipments	equipments	(mt/equipment)	paint(mts)	($/mt)	$ millions	consumption
2005				0		0	0%
2006				0		0	0%
2007	10	10	1,250	6,250	1,265	7.90	1%
2008	30	40	1,250	31,250	1,265	39.52	5%
2009	35	75	1,250	71,875	1,265	90.89	12%
2010	40	115	1,000	95,000	1,265	120.13	16%
2011	45	160	1,000	137,500	1,265	173.87	23%
2012	40	200	1,000	180,000	1,265	227.61	30%
2013	35	235	1,000	217,500	1,265	275.03	37%
2014	30	265	1,000	250,000	1,265	316.13	42%
2015	25	290	1,000	277,500	1,265	350.90	47%

Product Technologies

Lamella Inclined Tube Settler Wastewater Treatment System.

Our core product, the “Lamella Wastewater System,” is a highly efficient wastewater treatment system that incorporates our proprietary and patented ‘Lamella Inclined Tube Settler’ technology. We believe that the System is among the most technologically advanced wastewater treatment systems presently in use in China’s iron and steel industry. It includes industrial water treatment equipment, complete sets of effluent-condensing equipment, highly efficient solid and liquid abstraction dewatering equipment and coal gas dust removal and cleaning equipment. The Lamella Wastewater System has been successfully installed in some of the largest steel mills in the PRC which include, but are not limited to, installations at Jinan Iron and Steel Group, Co., Ltd.; Benxi Iron & Steel (Group) Co., Ltd.; Handan Iron & Steel Group Co. Ltd.; Tianjin Tiangang Group Co. Ltd.; Shijiazhuang Iron & Steel Group Co., Ltd.; Panzhihua Iron & Steel Group Co. Ltd.; and Anyang Iron & Steel Group Co. Ltd.

Our combination of proprietary system design and patented technology allows wastewater to flow through the system in layers while at the same time settling particulate matter without disturbing the water flow. Operating results of the above, Lamella Wastewater System installations, show that our technology improves the stability of the settling deposition, increases the available settling area, shortens the settling distance for waste particles, reduces the settling time, and results in particle removal efficiency rates of up to 99%. After treatment with our technology and system, coal gas wastewater and wastewater containing iron mineral powder can be reused and returned to the production process without further treatment. This lowers the overall use of industrial water for the enterprises utilizing our technology, reduces the output of solid industrial waste, and improves the efficient use of resources.

Compared with alternative inclined plate technology, the Lamella Wastewater System has several important advantages as shown in the following table:

Normal Inclined Plate Settling Pool	Lamella Inclined Tube Settler
Water power staying time 30 min, surface load 3m3/m2·h, small volume, small space use coefficient, short waterpower process (with short current in winter).	Water power staying time 45 min with surface load 8m3/㎡·h, large use coefficient, long water power process.

First settling, is not fit for a wide range wave of floats, affected by the stability and effect of the water outlet	Tertiary settling (with sludge abstraction collection system in every layer) anti-pump load, no interference between water inlet and sludge outlet, water outlet stable.

Water inlet float content: SS3000 ~ 5000mg/L, water outlet float content: SS100 ~ 200 mg/L, low treatment efficiency.	Water inlet float content: SS3000 ~ 16000mg/L water outlet float content: SS50 ~ 80 mg/L, high treatment efficiency.

Inclined plate, inclining angle 60 degree, small settling deposition area.
Inclined plate, inclined tube inclining angle 45[0], results show that the smaller the inclining angle of the inclined tube or plate, the smaller the settling particles removed, the higher settling efficiency for removal of particulate matter.

Adopt glass steel and compound Nylon Ether ketone, easy to age degrade and become clogged with sludge, needs to be changed often, has high operation and maintenance costs.	Compound new material plate, PP inner Surface Coating, resistant corrosion, smooth and clean surface, minimal sludge collection.

Small sludge abstraction area, bad sludge water abstraction efficiency, short life cycle of the sludge outlet, high and unstable water content of sludge, adds difficulty to the next sludge treatment process.

With sludge water abstraction area and dust collection transmission device, long sludge outlet circle, special sludge disposal equipment sludge outlet, lower water content of sludge, convenient for new process to recycle.

The low carbon steel structures - such as pool surface frame - exposed to humidity and high temperature, easily corrode, which greatly reduces the life of equipment.	Lamella Inclined Tube Settler system is enclosed, the high humidity of the tank will not cause corrosion of the equipment.

Occupies large area - large footprint, strict requirement for placement.	Occupying small area - small footprint - equipment can save over 30% area to treat same amount of water and is flexible for installation.

Complicated system technique, a lot of equipment configuration, a lot of maintenance, not convenient to use with automated control, often creates secondary pollution.	Short technical process, simple equipment, low failure rate - high MTBF, easy maintenance, highly automated, low operational cost, closed-end circulating treatment, without secondary pollution.

Circulating, Fluidized Bed, Flue Gas Desulphurization System.

Our Desulphurization System is a joint development of RINO and the Research Institute of the Chinese Academy of Sciences (originally the Chemical Metallurgy Research Institute of Chinese Academy of Sciences). The Desulphurization System is new proprietary technology consisting of a desulphurization agent inlet system, circulating fluidized bed desulphurization reactor, dust removal system, desulphurization dust removal treatment system, desulphurization wind pump system, monitoring system, electrical control system, and smoke flue system.

Our Desulphurization System effectively treats the sulphur dioxide emitted from iron and steel industry sintering (a process in which sulphur and other impurities are removed from iron ore by heating, without melting, pulverized iron ore). The flue gasses that result from sintering contain sulphur dioxide which reacts with atmospheric water and oxygen to produce sulphuric acid that precipitates as “acid rain.”

The discharge that results from our Desulphurization System meets all applicable air pollution standards.

The Desulphurization System technology has significant technical advantages as compared with other desulphurization techniques:

•	The system overcomes surface contamination and sludge buildup.

•	The system allows desulphurization reagents to stay freshly active for up to 30 minutes, enabling the ratio of limestone reaction to reach 99%.

•	The system produces high desulphurization rates. For coal with a high (i.e., 6%) sulphur content, desulphurization rates can reach 92%.

•	Infrastructure investment is relatively low, the equipment’s footprint is relatively small, and specially trained personnel are not needed to operate and maintain the equipment. In sum:

•	Lower installation costs

•	Less floor space - small footprint

•	Heavy duty construction

•	Automated process control

Although RINO had concentrated, and the Company will continue to concentrate, its marketing and sales efforts for this system in the PRC iron and steel industry, the technology also can be more widely used in fields such as metallurgy, electrical power generation, rubbish treatment, and others. Targeted for 2008-2009, we plan to expand our sales and marketing to such additional applications both in the PRC and internationally.

High Temperature Anti-Oxidation System for Hot Rolled Steel.

The Company’s Anti-Oxidation System is a high temperature de-oxidation system for hot rolled steel, and a joint development of RINO and the Research Institute of the Chinese Academy of Sciences (originally the Chemical Metallurgy Research Institute of Chinese Academy of Sciences). This is a new, high temperature plate casting anti-oxidation technology which is proprietary to the Company and patented. We believe that in design and technology the Anti-Oxidation System is the only anti-oxidation process available for the iron and steel industry (both in the PRC and internationally) that can be applied in high temperature environments, and is a unique solution to the loss of production output due to high-temperature oxidation, which is a long-standing problem in the world-wide iron and steel industry.

In the process of continuous cast, hot rolled steel, oxidation loss ranges from 2% -5% on average. This translates into a loss of production output or throughput of 2%-5%. The phenomenon of oxidation in high-temperature steel production results in the waste of resources including water and energy, and additionally results in pollution. In the United States, Japan, and Europe, technology has been developed to ameliorate this problem, but the cost of the paint used in the process and the inability of the equipment to be utilized in high temperature environments limits its application to specialty steel products such as stainless steel, and silicon and carbide steel products. Because our Anti-Oxidation System is specifically designed to work effectively with the high temperature, hot rolled steel that comprises approximately 90% of the PRC’s steel production and 90% of world-wide production, our technology has a far broader market both in China and internationally than is the case for competing systems and technologies.

The paint developed by RINO for use with the anti-oxidation equipment can be produced at relatively low cost, is usable in high temperature environments and is easily applied in a uniform manner. That paint can be directly sprayed onto hot steel slabs at temperatures of 600°-1000° C, thereby saving the increased costs and energy utilization that all other anti-oxidation equipment entails.

Our Anti-Oxidation System has been installed, tested and accepted by Jinan Iron & Steel Group Co., a major PRC steel manufacturer. The installation results show that the paint system fully conforms to the hot rolling mill environment, effectively reduces oxidation loss by 60%, saves energy, and increases production throughput.

Raw Materials Supply

For our principal raw materials, the Company presently has eleven PRC suppliers of the steel and steel products we use in manufacturing our wastewater, desulphurization and de-oxidation systems, of which five account for approximately 77% of our steel purchases. We purchase approximately 87% of our paints, cuttings and welding rods from two PRC suppliers, and rely on one supplier, Sichuan Huipusheng Industry Co., for our power supply cabinets. All of our providers of raw materials are carefully selected and qualified with respect to reputation, solvency, product quality and production capacity.

The following chart shows the Company’s principal materials suppliers:

Material	Supplier	% Supplied
Steels	Handan Xinteer Material & Energy-Saving Co., Ltd.	21.82%
	Handan Xindonglin Material & Trading Co., Ltd.	31.06%
	Dalian Kaisheng Economic & Trading Co., Ltd.	5.87%
	Dalian Yuande Material & Trading Co., Ltd.	2.71%
	Handan Yingyi Economic & Trading Co., Ltd.	6.12%
	Jinan Iron & Steel Co., Ltd.	14.85%
	Laiwu Sanxing Material Co., Ltd.	4.76%
	Handan Huifeng Iron Co., Ltd.	2.61%
	Dalian Huayi Iron & Steel Co., Ltd.	5.02%
	Shandong Qinghai Board Co., Ltd.	1.35%
	Shandong Fuxin Iron & Steel Co., Ltd.	2.00%
Power Supply Cabinets	Sichuan Huipusheng Industry Co., Ltd.	100.00%
Paints, cuttings & Welding rods	Dalian Kaisheng Economic & Trading Co., Ltd.	34.75%
	Dalian Yuande Material & Trading Co., Ltd.	52.63%

Intellectual Property

Waste Water Treatment Technology.

We have three Chinese National patents for this product line in place currently. The patent numbers are: ZL 98 2 16778.4, ZL 03 211913.5 & ZL 03 111178.5.

Anti-Oxidation Technology.

We have two International invention patents (Patent # 1 PCT/CN2007/000339 & Patent # 2 PCT/CN2007/00568) in process and have applied for a 3rd International Patent.

Desulphurization Technology.

We are in the process of doing a prior art search that will determine if we can apply for patents in China or Internationally. If there is no prior art or existing patents, we will apply for both a PRC and International Patent.

Jurisdiction	Project description	Patent No.	Patent type	Authorization
China	Lamella Inclined Tube Settler	ZL98216778.4	Practical new	Granted

China	Sludge disposal equipment	ZL03211913.5	Practical new	Granted

China	Sewage comprehensive treatment system and method	ZL03111178.5	Invention patent	Granted

PCT International	One of the steel anti-oxidation paints and anti-oxidation method	PCT/CN2007/000339	Invention patent	Pending

PCT International	Inorganic compound bond for heat-resistant coat	PCT/CN2007/000568	Invention patent	Pending

PCT International	Dynamic process steel slab high temperature anti-oxidation painting technique and equipment		Invention patent	Applied

International patent applications are administered under the Patent Cooperation Treaty (the “PCT”). A PCT application covers all of the PCT member countries, which include most major industrialized countries. As of November 13, 2007, there were 137 member countries. The PRC became a member of the PCT in 1994.

There are two phases in a PCT application. The first phase is the International Phase. Under this Phase, an applicant like the Company can file an application using Chinese language in the PRC. Then it will have one year to claim the priority of its PRC filing date in other member countries. The main benefit of filing under the PCT instead of directly in the member countries is to allow an applicant to delay the “National Phase” filing in the member countries up to 30 months from the initial filing, which is 18 months more than the applicant would normally have when filing directly in foreign countries. During this International Phase, the applicant can gather more market information and have more time to make decisions about where to file patent applications. At the end of the International Phase period, it will enter the National Phase by filing national applications in each country in which the applicant desires a patent. The Trade-Related Aspects of Intellectual Property Rights (the “TRIPS”) determine the term of a patent applied under the PCT in the member countries.

Trademark and Logo.

The “RINO” trademark and associated logo are both registered by RINO in the PRC. Their perpetual, royalty-free use by Dalian Innomind is authorized as part of the Restructuring Agreements.

Other Intellectual Property Rights Protections in the PRC.

In addition to patent protection law in the PRC, we also rely on contractual confidentiality provisions to protect its intellectual property rights and its brand. The Company’s research and development personnel and executive officers are subject to confidentiality agreements to keep our proprietary information confidential. In addition, they are subject to a three-year covenant not to compete following the termination of employment with our Company. Further, they agree that any work product belongs to our Company.

Customers

Historical.

The Company depends for its revenues on orders from a limited number of principal customers. Sales to our six largest customers accounted for approximately 90% and 88% of gross sales during the years ended December 31, 2006 and 2005, respectively.

		% Sales
Customer	Product	2005	2006
Jinan Iron & Steel Stock Co.	wastewater treatment;
	desulphurization	49%	41%
Jinan Iron & Steel Group, Ltd.	wastewater treatment	18%
Zhongyuan Saidi Stock Co.	wastewater treatment	16%
Anyang Iron & Steel Group Co., Ltd.	wastewater treatment	5%
Benxi Iron & Steel Co.	wastewater treatment		17%
First China Heavy Industries	contract manufacturing		32%
Total		88%	90%

Current.

As of November 13, 2007, we have an aggregate of $6,860,000 of Lamella Wastewater System contracts in progress. We cannot assure you that any of these contracts will be fully performed or completed, or that if completed, any of them will be fully paid.

users	applications	# of tanks
Jinan Iron & Steel Group Ltd.	coking factory	2
	furnace	24
	converter	8
	converter	12
	furnace	10
	furnace	12
	converter	24
Benxi Iron & Steel (Group) Co	converter	20
	converter	14
Handan Iron & Steel Group Co. Ltd.	converter	10
Tianjin Tiangang Group Co. Ltd	furnace	10
Shijiazhuang Iron & Steel Group Co., Ltd.	converter	8
Panzhihua Iron & Steel Group Co. Ltd.	converter	14
Anyang Iron & Steel Group Co. Ltd.	sintering	2
Total		170

On May 30, 2007, RINO successfully completed the initial installation and trial of its Desulphurization System for the 120m2 sintering process at Jinan Iron & Steel Group Ltd. As of November 14, 2007, we have installed our Desulphurization System at 7 steel mills, and have outstanding contracts with Jinan Iron & Steel Co., Ltd., Panzhihua Iron & Steel Co., Ltd., Shengfeng Iron & Steel, and Jinming Co. for our Desulphurization System, representing an aggregate contract price of approximately $28,532,000. We cannot assure you that any of these contracts will be fully performed or completed, or that if completed, any of them will be fully paid.

In January and February, 2007, RINO executed two contracts with Jinan Iron & Steel Co., Ltd., for the manufacture and installation of our Anti-Oxidation System at an aggregate contract price of approximately $1,103,000. These contracts were largely installed by the end of October, 2007.

In addition, the Company presently is completing the contracting process for three Desulphurization System installations and three Anti-Oxidation System installations representing in the aggregate approximately $52 million in projected sales. These contracts are expected to be executed by December 31, 2007. However, we cannot assure you that any of these contracts will be successfully negotiated, executed or performed.

Given the cost of our Lamella Wastewater System, Desulphurization System and Anti-Oxidation System products, we believe that for the foreseeable future the Company will continue to rely on large customers for a substantial portion of its gross revenues. There are approximately 34 iron and steel companies in the PRC of a size and with annual production levels that make our products feasible for sale and installation. In order to expand our sales, the Company will have to capture increasing numbers of these potential customers for primary product sales, and aggressively cross-sell our products to each customer. We cannot assure you that these and similar efforts will be successful.

Competition

Lamella Wastewater System.

Prior to RINO’s introduction of its Lamella Wastewater System, the typical industrial wastewater treatment technology used in China relied on an inclined “plate settling pool” process. Such systems continue to be generally available in the PRC, and a substantial portion of them are self-installed by iron and steel companies. The Lamella Wastewater System’s advanced technology results in the following competitive advantages: lower installation cost; lower usage costs; increased throughput; smaller equipment footprint; and lower ongoing maintenance costs. We know of no comparable technology presently available in China, and we will emphasize the foregoing cost and efficiency advantages as we compete for customers.

Desulphurization System.

In the PRC the sulphur dioxide (a critical precursor to “acid rain”) emitted in flue gases from the sintering of iron during steel-making, is a major component of the environmental pollution that has followed China’s industrial expansion. Sintering is a step in steel-making, in which sulphur and other impurities are removed from raw iron by heating (without melting) pulverized iron ore. Removing the sulphur dioxide from a steel mill’s hot flue gas emissions is, therefore, a principal way of controlling acid rain.

Presently in China, major companies engaged in the desulphurization equipment market include: Beijing Guodian Longyuan Environmental Company, Zhejiang Feida Company, Fujian Longjing Environmental Company, Wuhan Kaidi Electric Power Company, Jiulong Electric Power Company, and Qinghua Tongfang Company. These companies have little or no production and installation experience in the iron and steel industry, and do not design or manufacture equipment that is applicable to sintering processes. We are the first company to design, manufacture and complete an iron and steel sinter machine desulphurization installation in the PRC. Accordingly, we do not expect to have any direct competitors in this sector for approximately 2-3 years - the minimum time necessary for potential competitors to complete product development.

Anti-Oxidation System.

We believe that the Company’s Anti-Oxidation System is unique and virtually without competition in the China market. We know of no entity other than the Company that is engaged in developing or supplying anti-oxidation technology that can operate on-line at the high temperatures (600° - 1,000° C) involved in hot rolled steel production - which represents 90% of China’s steel output. A number of anti-oxidation technologies are available internationally from suppliers that include: Advanced Technical Products Company, ATP Metallurgical Coatings, Duffy Company, Condursal and Berktekt. However, the high costs of the anti-oxidizing paints these technologies rely on, and most especially their ineffectiveness at high temperatures, have limited their market to specialty steels, and have made them ill-suited to China’s iron and steel industry.

Research and Development; Growth Strategy

In 2006, RINO expended approximately $65,359 for product research and development. The Company’s continuing research and development program is linked to our growth strategy directed towards 2009 and several years thereafter, during which time we will develop export markets for our products in the United States and Western Europe and seek to develop new applications for our products suited to and targeted at these new, international markets.

Accordingly, during the next three years the Company expects to invest approximately:

•	$490,000 in developing new applications of the Lamella Wastewater System technology for non-ferrous, chemical, urban and coking wastewater remediation;

•	$2.38 million in developing applications of the Desulphurization System technology for flue gas emissions in the chemical and non-ferrous metal industries; and

•
$1.83 million in adapting the Anti-Oxidation System technology to the production of specialty products, including silicon steel and steel alloys, that account for large portions of U.S. and European steel output and with respect to which our product’s low cost structure and high-temperature capabilities will give the Company a significant competitive advantage.

In conducting our research and development, the Company expects to continue its collaborative relationship with the Chinese Academy of Science, and also collaborate with Dalian Technology University.

DESCRIPTION OF PROPERTIES

Principal Office and Manufacturing Facilities

The Company’s principal office and its manufacturing facilities are located in the Jinzhou Industry Cooperation Zone of Dalian, PRC. In 2003 RINO acquired from the government the right to use 287,117 square feet of land in the Jinzhou Industry Cooperation Zone for a 50 year period that expires in 2053 (the “Land Use Rights”). Instead of periodic rent, RINO paid a one-time fee of $580,203 for the Land Use Rights.

Of the area leased by us, our factory occupies 91,570 square feet, and office space, warehouse facilities and living quarters comprise 90,148 square feet.

Dalian Facilities

Our Dalian facilities have a staff of 270 managerial, technical, clerical and manufacturing employees, who cover the Company’s national operations, generally.

Branch Offices

In addition to the head office in Dalian, the Company leases branch offices in Lanzhou, Beijing, Chongqing, Wuhan and Nanchang. Each branch office covers and is responsible for the Company’s operations in a specific territory in China:
City	Staff	Sq. Meters	Lease Expires	Rent	Territory
Lanzhou	3	100	May 2008	$196 per mo.	Northwest China
Beijing	5	400	July 2008	$4,196 per mo.	Mid China
Chongqing	3	100	February 2008	$196 per mo.	Southwest China
Wuhan	2	100	February 2008	$196 per mo.	Southeast China
Nanchang	2	130	November 2007	$209 per mo.	Jiangxi Province

Management believes that it will be able to renew these leases.

Legal Proceedings

Neither we nor any of our subsidiaries is a party to any pending legal proceedings, nor are we aware of any such proceedings threatened against us or our subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 3, 2007 by (i) any person or group with more than 5% of our voting securities, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

As of November 14, 2007, we had 25,000,000 shares of common stock outstanding. In determining the percent of common stock owned by a stockholder on November 14, 2007, (a) the numerator is the number of shares of common stock beneficially owned by such stockholder, including shares the beneficial ownership of which may be acquired, within 60 days upon the conversion of convertible securities or the exercise of warrants held by such stockholder, and (b) the denominator is the sum of (i) 25,000,000, the number of shares outstanding on November 14, 2007, and (ii) the total number of shares underlying the convertible securities and warrants, which each of the stockholders has the right to acquire within 60 days following November 14, 2007.

Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares and the address of such person is c/o the Company, at 11 Youquan Road, Zhanqian Street, Jinzhou District, Dalian, People’s Republic of China 116100.

	Name and Address of	Amount and Nature of Beneficial		Percent of
Title of Class	Beneficial Owner	Ownership		Class
Common Stock	Zou Dejun, Director and CEO	16,109,679	(1) (2)	63.46%

Common Stock	Qiu Jianping, Chairman of the Board (3)	1,789,964	(1) (2)	7.05%

Common Stock	Bruce Richardson, CFO and Secretary	0		0%

Common Stock	Hare & Co. c/o Blue Ridge Investments, LLC 214 North Tryon Street Charlotte, N.C. 28255	1,785,714		7.03%

Common Stock	All Directors and Officers of the Company as a group (3 people)	17,899,643		70.51%

(1) 17,899,643 shares of our common stock are owned of record by The Innomind Trust, a British Virgin Islands trust, of which Zou Dejun, the Company’s Chief Executive Officer, is the beneficiary of 16,109,679 shares (the “Zou Shares”), and Qiu Jianping, the Company’s Chairman of the Board, is the beneficiary of 1,789,964 shares (the “Qiu Shares”). Each retains voting and investment power over his/her respective shares. Mr. Zou and Ms. Qiu are married. Mr. Zou disclaims beneficial ownership of the Qiu Shares, and Ms. Qiu disclaims beneficial ownership of the Zou Shares.

(2) As a closing condition to the private placement completed on October 5, 2007, Zou Dejun and Qiu Jianping agreed to place in escrow for the benefit of the private placement investors 5,580,000 shares of common stock, some or all of which is distributable to the investors in the event the Company fails to attain specified financial performance milestones. See the section of this prospectus entitled “Selling Stockholders, — Securities Purchase Agreement, — Delivery of up to 5,580,000 Additional Shares of Common Stock from Escrow Based on After-Tax Net Income.”

(3) Chairman of the Board is, in the Company, an executive office and not a directorship.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers of Jade Mountain Corporation

The directors and executive officers of Jade Mountain as of the date of this prospectus are as follows:

Name	Position	Age
Zou Dejun	Director and CEO	46
Qiu Jianping	Chairman of the Board (1)	39
Bruce Richardson	CFO and Secretary	49

 (1) In the Company, Chairman of the Board is an executive office, not a directorship.

The directors will serve until our next annual meeting, or until their successors are duly elected and qualified. The officers serve at the pleasure of the Board.

On October 5, 2007, in connection with the Share Exchange, Glenn A. Little tendered his resignation as (i) a director of the Company, effective 10 days after our Information Statement on Schedule 14 f-1, relating to a change in control of the Board, was first mailed to our stockholders. That Information Statement was so mailed on October 24, 2007. Mr. Little’s resignation as an executive officer of the Company was effective on October 5, 2007.

None of our directors is an “independent director” under the Rules of NASDAQ, Marketplace Rule 4200(a)(15). Under the terms of the Securities Purchase Agreement entered into as of September 27, 2007, with certain of the selling stockholders, we are required, prior to February 2, 2008, increase our Board of Directors to not less than 5 members, a majority of whom must be “independent directors” as defined in NASDAQ Marketplace Rule 4200(a)(15). Until this covenant is complied with, we are required to hold $1,000,000 in escrow. If for any reason or no reason the escrow agent does not receive requisite written notice from the investor representatives as to releasing this sum from escrow within 65 days after the private placement closing, we are required to pay liquidated damages of $244,353 per month (or partial month) until the default is cured.

Directors and Executive Officers of Dalian Innomind

Dalian Innomind’s directors and executive officers as of the date of this prospectus are as follows:

Name	Position	Age
Zou Dejun	Director and Chief Executive Officer	46
Qiu Jianping	Director and Chairman of the Board	39
Zhang Ze	Director	25
Bruce Richardson	Chief Financial Officer & Secretary	49
Jinyang Huang	Vice President	53
Xiaoyong Yuan	Vice President - Sales & Marketing	49
Wansheng Li	Chief Technology Officer	34
Zhangqing Yang	Vice President - Project Management	51

All of Dalian Innomind’s directors hold offices until the next annual meeting of the shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the Board of Directors.

Directors and Executive Officers of RINO

RINO’s directors and executive officers as of the date of this prospectus are as follows:

Name	Position	Age
Zou Dejun	Director and Chief Executive Officer	46
Qiu Jianping	Director and Chairman of the Board	39
Zhang Ze	Director	25
Bruce Richardson	Chief Financial Officer & Secretary	49
Jinyang Huang	Vice President	53
Xiaoyong Yuan	Vice President - Sales & Marketing	49
Wansheng Li	Chief Technology Officer	34
Zhanqing Yang	Vice President - Project Management	51

Mr. Zou Dejun is the founder of RINO and has been a Director and its Chief Executive Officer since 2003. He is also a Director and the Chief Executive Officer of the Company and of Dalian Innomind. Prior to founding RINO, from 1993 until 1996 Mr. Zou served as Vice President of Yinkou Special Valve Manufacturing Co., and from 1996 until 2003 he served as the chief executive officer of Dalian Yingkun Energy and Environmental Engineering, Ltd. Mr. Zou graduated from Liaoning Broadcast University, majoring in Electronic Automation.

Ms. Qiu Jianping has been a Director and Chairman of the Board of RINO since 2003. Ms. Qiu is also the Chairman of the Board of the Company and a Director and Chairman of the Board of Dalian Innomind. From 1988 to 1994, Ms. Qiu was the Director of the Finance Department of the Water & Electricity No. 5 Engineering Bureau. From 1994 through 1996 Ms. Qiu was engaged in studies at the Dalian University of Foreign Languages, and from 1996 to 2003, she served as the Chairman of the Board of Dalian Yingkun Energy and Environmental Engineering, Ltd. Ms. Qiu has won the prestigious ‘Entrepreneur of the Year’ award in the Jinzhou District of Dalian and is the holder of three patents. She currently chairs the Association of Industry and Commerce in Dalian.

Mr. Bruce Richardson joined the Company as its Chief Financial Officer and Secretary on October 1, 2007. Prior to joining the Company, Mr. Richardson served as a Managing Director of Xinhua Finance in Shanghai, PRC, from April 2006 until present, a Senior Analyst at Evolution Securities China Limited in Shanghai from 2004 until April 2006, and a Director of New Access Capital in Shanghai from June 2003 until January 2004. From 2001 through May 2003 Mr. Richardson was engaged in a private consulting practice centered on Chinese financial markets and institutions. Mr. Richardson earned a BA in Classics from the University of Notre Dame in 1980, and graduated with an MA in International Management from the University of Texas at Dallas in 1986. He was awarded a graduate study grant by the US National Academy of Sciences in 1987 and completed a year of post-graduate research on PRC accounting at People’s University in 1988. Mr. Richardson also serves as the Chief Financial Officer and Secretary of RINO and of Dalian Innomind.

Mr. Jinyang Huang has been the Vice-President of RINO since 2006. He also serves as Vice President of Dalian Innomind. From 1996 to 2001 Mr. Huang served as Vice President of Beijing Unicom Internet Communication Technology Co., Ltd., from 2001 to 2003 he served as the Director of the Project Development Department of Dalian Dali Group, Ltd., and from 2003 to 2006 Mr. Huang served as a CEO assistant at Dalian Huanyu Mobile Communications, Ltd., from 2003 through 2006. Mr. Huang obtained a Master of Radio Engineering degree from Harbin Industrial University in 1996.

Mr. Xiaoyong Yuan has been the Vice President - Sales and Marketing of RINO since June 2006. Mr. Yuan also serves as Vice President - Sales and Marketing of Dalian Innomind.. Prior to joining RINO, Mr. Yuan served as the Deputy Manager of Jiangxi Century Environment and New Material Technology Ltd. from 2002 to 2004, and as the Deputy Manager of Jiangxi Weisi Optoelectronic Ltd., from 2004 to 2006. Mr. Yuan's qualifications also include a Master of Philosophy from Jiangxi University which he obtained in 1998.

Mr. Wansheng Li has been RINO’s Chief Technology Officer since July 2007. He also serves in that position with Dalian Innomind. From 1997 to 2003 he served as the Deputy Director of the School of Electronic Engineering of Beihua University, and was the Deputy Manager of Beijing CYCS High Tech Co., Ltd., from 2003 - 2007. Mr. Li obtained his bachelor’s degree in Automation from North China University of Technology in 1986 and his Master’s degree from Central South University in 1992.

Mr. Zhanqing Yang has been the Vice President - Project Management of RINO since August 2006. Mr. Yang also serves in that position with Dalian Innomind. He has more than 20 years of experience in environmental project management. From 1992 - 1994 he was the project designer of Pacific Environmental Project, Ltd., and served as the Vice President of Anshan Industrial Environment Protection Group from 1994 - 2006.

Mr. Zhang Ze has been a director of Dalian Innomind since July, 2007. Mr Zhang is also the founder of Innomind Group Limited, the parent corporation of Dalian Innomind. Prior to joining RINO’s and Dalian Innomind’s boards of directors, he served as a technician at Inner Mongolia Shenhua Coal Petroleum Co., Ltd. Mr. Zhang is a graduate of Liaoning Shihua University, where he majored in Chemical Engineering and Technology.

There are no family relationships among our directors or executive officers, except that Zou Dejun and Qiu Jianping are married, and Zhang Ze is a nephew of Zou Dejun. To our knowledge, none of our directors and executive officers (including the directors and executive officers of our subsidiaries) has been involved in any of the following proceeding during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee. We currently do not have a member who qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act. Our Board of Directors is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

EXECUTIVE COMPENSATION

The Company’s executive officers each hold the same position with RINO and Dalian Innomind. None of the Company’s executive officers receive any compensation for serving as executive officers of the Company, but are compensated by and through RINO. The following table sets forth information concerning cash and non-cash compensation paid by RINO to its Chief Executive Officer and Chairman of the Board for each of the two years ended December 31, 2005 and December 31, 2006. No executive officer of the Company, Dalian Innomind or RINO received compensation in excess of $100,000 for any of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dejun Zou CEO	12-31-05 12-31-06	62,745 62,745	0 0	0 0	0 0	0 0	0 0	62,745 62,745

Jianping Qiu Chairman of the Board	12-31-05 12-31-06	62,745 62,745	0 0	0 0	0 0	0 0	0 0	62,745 62,745

Outstanding Equity Awards at 2006 Fiscal Year End

There were no option exercises or options outstanding in 2006.

Employment Agreements

We have employment agreements with each of our executive officers, which are summarized below.

•
Zou Dejun. Pursuant to an employment agreement dated August 1, 2007, Zou Dejun is employed by Dalian Innomind as its Manager at a monthly salary of 40,000 RMB (approx. $5,230). The employment agreement expires on December 31, 2010. Under the agreement, Mr. Zou’s salary is subject to adjustment commensurate with Dalian Innomind’s revenues, but in no event less than the lowest standard salary prescribed by the Dalian city government. In addition, Mr. Zou is entitled to annual vacation in compliance with PRC rules pertaining to the same. The agreement is terminable by Dalian Innomind for cause, on 30 days notice.

Mr. Zou has also signed a non-competition/non-disclosure agreement with the Company.

•
Qiu Jianping. Pursuant to an employment agreement dated August 1, 2007, Qiu Jianping is employed by Dalian Innomind as its Chairman of the Board at a monthly salary of 40,000 RMB (approx. $5,230). The employment agreement expires on December 31, 2010. Under the agreement, Ms. Qiu’s salary is subject to adjustment commensurate with Dalian Innomind’s revenues, but in no event less than the lowest standard salary prescribed by the Dalian city government. In addition, Ms. Qiu is entitled to annual vacation in compliance with PRC rules pertaining to the same. The agreement is terminable by Dalian Innomind for cause, on 30 days notice.

Ms. Qiu has also signed a non-competition/non-disclosure agreement with the Company.

•
Bruce Richardson. Pursuant to an employment agreement dated September 27, 2007, Bruce Richardson is employed by Jade Mountain Corporation as the Company’s Chief Financial Officer for a term of 3 years at a monthly salary of $11,667. In addition, Mr. Richardson is granted 250,000 options to purchase common stock at an exercise price of $5.38 per share, vesting in 3 equal annual installments beginning on January 1, 2009. Under the agreement, Mr. Richardson is entitled to 20 days of paid vacation per year. The agreement is terminable on 30 days notice, and contains non-competition and non-disclosure covenants.

Mr. Richardson has also agreed to serve as the Company’s Secretary for no additional compensation.

Director Compensation

The Company’s directors did not receive compensation for their service on the Board of Directors for the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Restructuring Agreements with RINO

At the present time, PRC law does not provide for a direct share exchange between a PRC entity and an offshore company. To obtain the same result as a direct share exchange, RINO and our indirect subsidiary, Dalian Innomind, entered into the Restructuring Agreements on October 3, 2007. For a description of the Restructuring Agreements, see the section of this prospectus entitled “Business - Acquisition of Innomind and the Business of RINO, - Restructuring Agreements to Acquire RINO’s Operating Business.”

Private Placement

In connection with the private placement, Chief Capital, Ltd., received 250,000 shares of our common stock as an advisory fee, and Douglas Financial, LLC, as placement agent, received the following compensation for advisory, placement and related services: (i) $80,000 cash as an engagement and documentation fee; (ii) $1,750,000 as a placement commission; (iii) 875,000 shares of our common stock, and (iv) a warrant to purchase 382,500 shares of common stock at an exercise price of $5.376 per share, exercisable within 6 years of the date of issue.

Issuance of Common Stock to Former Majority Shareholder and Sole Director and Executive Officer

On September 11, 2007, the Company issued 92,800 shares of its common stock to Glenn A. Little (the “Little Shares”) at prices that exceeded the then-current bid. At that time and immediately prior to the consummation of the Share Exchange, Mr. Little was the Company’s majority shareholder and its sole director and executive officer.

The investors in the private placement netted the number of shares of common stock purchasable therein and the aggregate purchase price for those shares against the issuance of the Little Shares, resulting in gross private placement proceeds of $24,435,319 and the issuance of 5,464,357 shares of common stock to those investors.

DESCRIPTION OF OUR SECURITIES

The following is a summary of the material terms of our capital stock. This summary is subject to and is qualified in its entirety by the Company’s Articles of Incorporation, By-laws and applicable provisions of Nevada law.

General

Our authorized capital stock consists of: (i) 10,000,000,000 shares of common stock, par value $0.0001 per share, of which there are 25,000,000 shares issued and outstanding as of the date of this prospectus; and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. According to our charter documents, holders of our common stock do not have preemptive rights, and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our stockholders. Shares of common stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Board of Directors is authorized under our Articles of Incorporation to provide for the issuance of shares of preferred stock by resolution, and by filing a certificate of designations under Nevada law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. The preferred stock may be issued from time to in one or more series, each series having such voting, dividend and other rights and preferences as the Company’s board of directors establish in the resolutions providing for their issuance. All shares of referred stock in any one series shall be identical with each other in all respects, except that shares of a series issued at different times may differ as to the dates from which dividends thereon, if any, may be cumulative. Any shares of preferred stock so issued are likely to have priority over the common stock with respect to dividend or liquidation rights.

Warrants

We have granted warrants to Douglas Financial and its designees to purchase 382,500 shares of Common Stock at an exercise price of $5.376 per share, exercisable within 6 years of the issuance date. At the election of the warrantholder, the warrants may be exercised on a cashless basis. The number of shares of common stock for which the warrants may be exercised is subject to adjustment in the case of (i) subdivisions, combinations, issuances of additional shares and the declaration of cash dividends on or of the common stock, and (ii) in the event of reclassifications, capital reorganizations and other changes (other than subdivisions, combinations, issuances of additional shares and the declaration of cash dividends) in the common stock.

Forward Split

In connection with the Share Exchange and the private placement, on August 31, 2007, the Company’s Board of Directors authorized an amendment to its Articles of Incorporation to: (i) increase the number of authorized shares of common stock to 10,000,000,000 shares, par value $.0001 per share; and (ii) forward split its issued and outstanding common stock on a one hundred (100) shares for one (1) share basis (the “Forward Split”).

Neither this increase in the number of the Company’s authorized shares of common stock nor the Forward Split affected the rights of the holders of our common stock.

Reduction of Authorized Shares of Common Stock

In connection with the private placement, the Company has agreed to, within 120 days of the closing, reduce the number of its authorized shares of common stock from 10,000,000,000 shares, par value $.0001 per share, to 100,000,000 shares, par value $.0001 per share (the “Authorized Share Reduction”). The Authorized Share Reduction will occur upon the filing of a certificate of amendment to the Company’s Articles of Incorporation and a Certificate of Change with the Office of the Secretary of State of Nevada, not less than 20 days after, but within 25 days of, the Company’s mailing of an information statement on Schedule 14C to the Company’s shareholders.

The Authorized Share Reduction will not affect the rights of holders of common stock.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock that we are offering under this prospectus.

EXPERTS

Jimmy C.H. Cheung & Co., independent public accountants located at 1607 Dominion Center, 43 Queen’s Road, East, Wanchai, Hong Kong, have audited the financial statements of RINO included in this registration statement, and S.W. Hatfield, CPA, independent certified public accountants, located at 9002 Green Oaks Circle, 2nd Floor, Dallas, Texas 75243-7212, have audited the financial statements of Jade Mountain included in this registration statement, each to the extent, and for the periods set forth in their respective reports. We have relied upon such reports, given upon the authority of such firms as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in the Company, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers from liabilities incurred by them in connection with actions, suits or proceedings in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Previous Independent Accountants

On October 5, 2007, in connection with the Company’s acquisition of RINO’s assets and business and the related change in control of the Company, our Board of Directors elected to discontinue our relationship with S.W. Hatfield, CPA as our independent accountant.

S.W. Hatfield, CPA’s audit opinions on the Jade Mountain’s financial statements for the fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of S.W. Hatfield, CPA for the fiscal years ended December 31, 2005 and December 31, 2006 indicated conditions that raised substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2005 and December 31, 2006, the interim period ended June 30, 2007, and through the date of the discontinuance of S.W. Hatfield, CPA’s engagement as the Company’s independent accountant, we have had no disagreements with S.W. Hatfield, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of S.W. Hatfield, CPA, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During the fiscal years ended December 31, 2005 and December 31, 2006, the interim period ended June 30,2007, and through the date of the discontinuance of S.W. Hatfield’s engagement, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

New Independent Accountants

Our Board of Directors has appointed Jimmy C.H. Cheung & Co. (“Cheung”) as our new independent registered public accounting firm as of October 5, 2007. During the two most recent fiscal years and through the date of our engagement, the Company did not consult with Cheung regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)). Prior to our acquisition of RINO’s assets and business, however, RINO had been audited by Cheung, and RINO consulted with Cheung with regard to certain aspects of such acquisition.

FINANCIAL STATEMENTS

The Company’s unaudited consolidated financial statements for the three and nine months ended September 30, 2007 and the notes thereto, RINO’s audited financial statements for the fiscal years ended December 31,2006 and 2005, and Jade Mountain's audited financial statements for the fiscal years ended December 31, 2006 and 2005, together with the report of the independent certified public accounting firm thereon and the notes thereto, are presented beginning at page F-1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS

1.	Unaudited Consolidated Financial Statements for the Three and Nine Months ended September 30, 2007		F-2

	i.	Consolidated Balance Sheet as of September 30, 2007	F-2

	ii.	Statements of Operations and Comprehensive Income for the Three and Nine Months ended September 30, 2007 and 2006 (Consolidated)	F-3

	iii.	Statements of Cash Flows for the Nine months ended September 30, 2007 and 2006 (Consolidated)	F-4

	v.	Notes to Consolidated Financial Statements of September 30, 2007	F-5

2.	Audited Consolidated Financial Statements of Dalian RINO Environment Engineering Science and Technology Co., Ltd. for the Year ended December 31, 2006		F-9

	i.	Report of Independent Public Accounting Firm	F-11

	ii.	Balance Sheets as of December 31, 2006 and 2005	F-12

	iii.	Statements of Operations and Comprehensive Income for the Years ended December 31, 2006 and 2005	F-13

	iv.	Statements of Changes in Stockholders' Equity for the Years ended December 31 2006 and 2005	F-14

	v.	Statements of Cash Flows for the Years Ended December 31, 2006 and 2005	F-15

	vi.	Notes to Audited Consolidated Financial Statements	F-16

JADE MOUNTAIN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$77,221
Accounts receivable, net of allowances	15,971,323
Contracts in progress	3,231,272
Inventories, net	149,871
Other current assets and prepaid expenses	8,985,151
Total Current Assets	28,414,838

PROPERTY AND EQUIPMENT, NET	10,468,380

OTHER ASSETS
Prepaid expenses (non-current)	103,091
Intangible assets, net	634,068
Land use rights, net	877,155
TOTAL ASSETS	$40,497,532

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,936,548
Other payables and accrued liabilities	1,280,073
Notes payable	4,389,699
Due to a stockholder	466,766
Business tax payable	567,668
Income tax payable	49,357
Value added tax payable	1,623,520
Total Current Liabilities	12,313,631

LONG-TERM LIABILITIES
Notes payable - long term	3,591,572
Deferred tax liabilities	5,131,718
TOTAL LIABILITIES	21,036,921

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock ($0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of September 30, 2007)	-
Common stock ($0.0001 par value, 10,000,000,000 shares authorized, 17,899,643 shares issued and outstanding as of September 30, 2007)	1,790
Additional paid-in capital	3,858,452
Retained earnings
Unappropriated	14,540,690
Appropriated	326,556
Accumulated other comprehensive gain	733,123
Total Stockholders' Equity	19,460,611
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$40,497,532

The accompanying notes are an integral part of these financial statements

JADE MOUNTAIN CORPORATION AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(UNAUDITED)

	For the three months ended		For the nine months ended
	September 30		September 30
	2007	2006	2007	2006
	Consolidated		Consolidated

NET SALES
Contracts	$17,530,259	$2,113,523	$36,813,217	$5,067,516
Services	65,807	501,651	9,380,179	1,331,953
Government grant	52,605	10,951	122,463	384,121
	17,648,671	2,626,125	46,315,859	6,783,590
COST OF SALES
Cost of contracts	(10,124,392)	(1,425,260)	(21,990,789)	(3,273,664)
Cost of services	(13,635)	(67,776)	(1,358,474)	(162,204)
Depreciation	(140,452)	(88,430)	(398,580)	(214,402)
	(10,278,479)	(1,581,466)	(23,747,843)	(3,650,270)

GROSS PROFIT	7,370,192	1,044,659	22,568,016	3,133,320

OPERATING EXPENSES
Selling, general and administrative expenses	2,141,041	199,809	6,003,380	402,178
Depreciation	29,769	21,927	83,865	63,147
Amortization of intangible assets	12,072	-	30,399	-
Amortization of land use rights	2,932	2,782	8,674	8,303
Total Operating Expenses	2,185,814	224,518	6,126,318	473,628

INCOME FROM OPERATIONS	5,184,378	820,141	16,441,698	2,659,692

OTHER INCOME (EXPENSES)
Other income	86	4,494	5,226	4494
Interest income	630	201	3,050	530
Imputed interest	(6,987)	(6,336)	(31,005)	(19,491)
Interest expenses	(170,769)	(83,021)	(456,881)	(224,823)
Other expenses	(387)	(12,188)	(3,574)	(12,474)
Total Other Expenses, net	(177,427)	(96,850)	(483,184)	(251,764)

INCOME FROM OPERATIONS BEFORE TAXES	5,006,951	723,291	15,958,514	2,407,928

INCOME TAX EXPENSE	(744,149)	(235,072)	(4,358,165)	(667,856)

NET INCOME	4,262,802	488,219	11,600,349	1,740,072

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	249,954	84,881	535,845	101,962

COMPREHENSIVE INCOME	$4,512,756	$573,100	$12,136,194	1,842,034

NET INCOME PER SHARE - Basic and diluted	$0.24	$0.03	$0.65	$0.10

WEIGHTED AVERAGE NUMBER OF SHARES - Basic and diluted	17,899,643	17,899,643	17,899,643	17,899,643
The accompanying notes are an integral part of these financial statements

 JADE MOUNTAIN CORPORATION AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended
	September 30, 2007	September 30, 2006
	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,600,349	$1,740,072
Adjusted to reconcile net income to cash (used in) provided by operating activities:
Depreciation - cost of sales	398,580	214,402
Depreciation-operating expenses	83,865	63,147
Amortization of intangible assets	30,399	-
Amortization of land use rights	8,674	8,303
Imputed interest on advances from a stockholder	31,005	19,491
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(9,916,193)	(3,327,511)
Contracts in progress	(3,164,691)	(195,318)
Inventories	(33,406)	764,303
Other current assets and prepaid expenses	(7,809,025)	735,861
Value added tax recoverable	-	378,677
Prepaid expenses ( non-current)	(100,967)	-
Increase (decrease) in:
Accounts payable	(73,886)	135,621
Other payables and accrued liabilities	351,667	(1,085,195)
Business tax payable	356,924	66,597
Income tax payable	(502,172)	192,646
Value added tax payable	1,577,336	-
Deferred tax liabilities	4,358,165	417,568
Net cash (used in) provided by operating activities	(2,803,376)	128,664

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(81,229)	(1,239,834)
Purchase of intangible assets	(377,813)	-
Purchase of land use rights	(329,919)	-
Net cash used in investing activities	(788,961)	(1,239,834)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution by stockholders	-	657,499
Due to a stockholder	(3,118)	45,323
Bank loans borrowed	-	498,859
Net cash (used in) provided by financing activities	(3,118)	1,201,681

EFFECT OF EXCHANGE RATES ON CASH	68,326	(14,125)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,527,129)	76,386

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,604,350	70,326

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$77,221	$146,712

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expenses	$456,881	$224,823
Cash paid for income tax	$502,173	$57,643

The accompanying notes are an integral part of these financial statements

JADE MOUNTAIN CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

NOTE 1	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2007, the results of operations for the three and nine months ended September 30, 2007 and 2006 and cash flows for the nine months ended September 30, 2007 and 2006. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2007.

These financial statements should be read in conjunction with the Company's current report on Form 8-K as filed with the Securities and Exchange Commission on October 5, 2007.

NOTE 2	ORGANIZATION

Jade Mountain Corporation (“JMC”) was originally incorporated in 1984 as Applied Biometrics, Inc. in accordance with the laws of the State of Minnesota. On December 27, 2006, the shareholders of JMC approved proposal to re-domicile JMC from the State of Minnesota to the State of Nevada. JMC effected the re-domicile through a merger with a new Nevada corporation which was formed by JMC on September 12, 2006 solely and specifically for the purpose of effecting the re-domicile of JMC. At this time, JMC changed its name to Jade Mountain Corporation. During the first six months ended June 30, 2007, JMC ceased all business operations and disposed of all its assets, liabilities and operating activities. JMC has had no operations or significant assets since the year ended December 31, 2006.

Innomind Group Limited (“Innomind”) was incorporated in the British Virgin Islands (“BVI”) on November 17, 2006
as an investment holding company. Through its wholly owned subsidiary, Dalian Innomind Environment Engineering Co., Ltd. (“Dalian Innomind”) incorporated in the People’s Republic of China (“PRC”) as a wholly owned foreign limited liability company on July 9, 2007, Innomind’s principal activities are the design, development, manufacturing and installation of industrial equipment used mainly for environmental protection purposes in the PRC. In accordance with the business permit, Dalian Innomind’s right of operation expires on July 8, 2022 and is renewable on expiry.

Dalian Rino Environment Engineering Science And Technology Co., Ltd. (“Dalian Rino”) was incorporated in the People’s Republic of China (“PRC”) on March 5, 2003 as a limited liability company. The business activities of Dalian Rino are the same with those of Dalian Innomind. In accordance with the business permit, Dalian Rino’s right of operation expires on March 4, 2021 and is renewable.

On October 5, 2007, JMC consummated a Share Exchange Agreement (“the Agreement”) with the shareholders of Innomind pursuant to which JMC issued 17,899,643 shares, par value $0.0001 per share to the shareholders of Innomind for 100% equity interest in Innomind. Prior to the Share Exchange: (i) on July 16, 2007, the Company consummated a one (1) share for two hundred thousand (200,000) shares reverse split of its Common Stock, with fractional shares rounded up to the nearest whole number (the “Reverse Split”); and (ii) on August 31, 2007, the Company’s Board of Directors authorized a one hundred (100) shares for one (1) share forward split of the issued and outstanding shares of its Common Stock (the “Forward Split”). All share and per share amounts set forth in this Current Report as of dates on or after July 16, 2007, give effect to the Reverse Split and all share and per share amounts set forth in this Current Report as of dates after August 31, 2007, give effect to the Forward Split.

The merger of JMC and Innomind was treated for accounting purposes as a capital transaction and recapitalization by Innomind (“the accounting acquirer”) and re-organization by JMC (“the accounting acquiree”). The financial statements have been prepared as if the reorganization had occurred retroactively.

Accordingly, the financial statements include the following:

(1)	The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2)	The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

On the same date, Dalian Innomind entered into a series of agreements (collectively known as the Restructuring Agreements) with Dalian Rino and the shareholders of Dalian Rino in which Dalian Innomind will take over the management of the business activities of Dalian Rino and will hold a 100% variable interest in Dalian Rino. As both companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively.

JMC, Innomind, Dalian Innomind and Dalian Rino are hereinafter referred to as (“the Company”).

JADE MOUNTAIN CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

NOTE 3	PRINCIPLES OF CONSOLIDATION

The accompanying unaudited condensed consolidated financial statements for 2007 include the unaudited financial statements of Innomind and its wholly owned subsidiary, Dalian Innomind and Dalian Rino, a Variable Interest Entity of Dalian Innomind.

The accompanying unaudited condensed financial statements for 2006 only include the unaudited financial statement of Dalian Rino.

All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 4	REVENUE RECOGNITION

The Company enters into long-term fixed price contracts with customers to manufacture and install industrial equipment. Revenue on long-term fixed price contracts is recognized under the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. Under the percentage-of-completion method, management estimates the percentage-of-completion based upon costs incurred as a percentage of the total estimated costs to the customer. When total cost estimates exceed revenues, the Company accrues for the estimated losses immediately. The use of the percentage of completion method requires significant judgment relative to estimating total contract revenues and costs, including assumptions relative to the length of time to complete the project, the nature and complexity of the work to be performed, and anticipated changes in estimated costs. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. When revisions in estimated contract revenues and costs are determined, such adjustments are recorded in the period in which they are first identified. For instances where the work performed on fixed price contracts is of relatively short duration, revenue is recognized when the work is completed.

The Company also provides technical professional services to its customers based on a fixed-price time contract. The Company recognizes services-based revenue from all of its contracts when the services have been performed, the customers have approved the completion of the services and invoices have been issued and collectibility is reasonably assured.

To utilize the idle time of its heavy duty machining tools, the Company provides machining services to customers. The machining service revenue is recognized when the performance of the service is completed, customer’s acceptance has been received and invoice is issued and collectibility is reasonably assured.

NOTE 5	CONSOLIDATION OF VARIABLE INTEREST ENTITY

On October 5, 2007 Dalian Innomind entered into Restructuring Agreements with Dalian Rino and its shareholders in which Dalian Innomind took over the management of the business activities of Dalian Rino. The Restructuring Agreements consist of the following agreements:

(a)	Dalian Rino sold substantially all of its manufacturing equipment and tangible assets to Dalian Innomind for RMB 2,250,343;
(b)	Dalian Rino transferred all of its three, presently owned patents, and three presently pending patent applications, to Dalian Innomind for an aggregate transfer fee of RMB 10,000;
(c)	Dalian Rino will lease to Dalian Innomind substantially all of its manufacturing plant and land at an annual rent of RMB 612,000;
(d)
With respect to its presently owned patents, Dlian Rino will contemporaneously enter into a separate transfer agreement (the “Patent Transfer Contract”) with Dalian Innomind to accomplish their actual transfer to Dalian Innomind;

(e)
With respect to its presently pending patent applications, and in order to accomplish the actual transfer of, each such applied-for patent, Dalian Rino will enter into additional patent transfer contracts within ten days after the issuance of the patents; and

(f)	Dalian Rino has granted to Dalian Innomind the royalty-free, perpetual right to use the “RINO” trademark and logo.

Under the requirements of FASB Interpretation No. 46 (R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN 46”), the Company consolidated the financial statements of Dalian Rino, a VIE of Dalian Innomind. As both companies are under common control, the financial statements have been prepared as if the transaction had occurred retroactively.

JADE MOUNTAIN CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

NOTE 6	OTHER CURRENT ASSETS AND PREPAID EXPENSES

Other current assets and prepaid expenses as of September 30, 2007 consist of the following:
Other receivables	$416,178
Advances to staff	119,026
Deposits with suppliers	8,426,003
Prepaid expenses	23,944
$8,985,151

During the nine months ended September 30, 2007, the Company paid deposits totaling $7,436,966 to a supplier for materials to be used in future contracts.

NOTE 7	PREPAID EXPENSES (NON-CURRENT)

These represent research and development costs paid to a third party under two agreements for services over a period of three years and five years. The costs will be amortized over the lives of the agreements.

The amount amortized as research and development expenses for the nine months ended September 30, 2007 and 2006 was $103,091 and $0 respectively.

NOTE 8	INTANGIBLE ASSETS

In 2006, the Company acquired from a third party an exclusive license under patent rights for $268,628 for a de-oxidation paint formula and production techniques for a period of three years subject to further renewal. In April 2007, the Company re-negotiated with the third party to extend the license to fifteen years for an additional cost of $255,976.

In May 2007, the Company acquired from a third party a patent right for $131,151 for a desulphurization technology for a period of ten years.

The following is a summary of intangible assets as of September 30, 2007:

Patents	$665,106
Less: accumulated amortization	31,038
$634,068

The intangible assets acquired for the de-oxidation and desulphurization technology are amortized on a straight-line basis over their useful lives starting from January 2007 and June 2007 respectively. For the nine months ended September 30, 2007 and 2006, the amount amortized was $30,399 and $0 respectively.

NOTE 9	LAND USE RIGHTS

Under the laws of the PRC, land is owned by the government. Private enterprises are allowed to lease and use of the land. The following is a summary of land use rights acquired by the Company as of September 30, 2007:

Cost	$927,282
Less: accumulated amortization	50,127
$877,155

The land use rights are amortized over the term of the leases of fifty years. The amortization expense for the nine months ended September 30, 2007 and 2006 was $8,674 and 8,303, respectively.

JADE MOUNTAIN CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

NOTE 10	RELATED PARTY TRANSACTIONS

As of September 30, 2007, the Company owed a stockholder $466,766 for advances made on an unsecured basis and free of interest payment and repayable on demand. Imputed interest is charged at 7% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $31,005 and $19,491 for the nine months ended September 30, 2007 and 2006, respectively.

NOTE 11	SUBSEQUENT EVENTS

(A)	Share Exchange Agreement

On October 5, 2007, JMC consummated the Agreement with the shareholders of Innomind pursuant to which JMC issued 17,899,643 shares to the shareholders of Innomind for 100% equity in Innomind.

(B)	Restructuring Agreements

On October 3, 2007 Dalian Innomind entered into Restructuring Agreements with Dalian Rino and its shareholders in which Dalian Innomind took over the management of the business activities of Dalian Rino.

(C)	Private Placement

On October 3, 2007, the Company completed a private placement with 24 accredited investors for $24,438,319 from the sale of 5,464,357 shares of the common stock of the Company.

NOTE 12	RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not expect the adoption of FIN 48 to have an impact on the Company’s results of operations or financial condition.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have an impact on the Company’s results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. The Company is currently evaluating the impact of this new Standard, but believes that it will not have that it will not have a material impact on the Company’s financial position.

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Dalian Rino Environment Engineering Science And Technology Co., Ltd.

We have audited the accompanying balance sheets of Dalian Rino Environment Engineering Science And Technology Co., Ltd., as of December 31, 2006 and 2005 and the related statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dalian Rino Environment Engineering Science And Technology Co., Ltd., as of December 31, 2006 and 2005, and the profits of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date: January 13, 2007

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005

CURRENT ASSETS
Cash and cash equivalents	$3,603,320	$70,326
Accounts receivable, net of allowances	5,622,219	489,104
Contracts in progress	-	731,302
Inventories, net	111,321	895,095
Other current assets and prepaid expenses	973,018	2,302,045
Value added tax recoverable	-	459,090
Total Current Assets	10,309,878	4,946,962

PROPERTY AND EQUIPMENT, NET	10,460,727	6,305,272

OTHER ASSETS
Intangible assets, net	268,628	-
Land use rights, net	528,084	522,341
TOTAL ASSETS	$21,567,317	$11,774,575

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$3,858,078	$1,221,763
Other payables and accrued liabilities	885,674	3,082,735
Notes payable	4,221,298	3,715,907
Due to a stockholder	450,645	385,159
Other taxes payable	195,438	-
Income tax payable	540,531	20,959
Value added tax payable	12,500	-
Total Current Liabilities	10,164,164	8,426,523

LONG-TERM LIABILITIES
Notes payable - long term	3,453,790	-
Deferred tax liabilities	655,705	65,804
TOTAL LIABILITIES	14,273,659	8,492,327

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Registered capital of $3,776,381 fully paid as of 2006and $3,118,882 fully paid as of 2005	3,776,381	3,118,882
Additional paid-in capital	52,846	26,364
Retained earnings
Unappropriated	2,940,597	102,784
Appropriated	326,556	11,243
Accumulated other comprehensive gain	197,278	22,975
Total Stockholders' Equity	7,293,658	3,282,248

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,567,317	$11,774,575

The accompanying notes are an integral part of these financial statements

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

NET SALES
Contracts	$8,635,094	$3,585,299
Services	1,672,536	-
Government grant	448,515	52,418
	10,756,145	3,637,717
COST OF SALES
Cost of contracts	(4,874,851)	(2,626,882)
Cost of services	(190,213)	-
Depreciation	(279,880)	(146,944)
	(5,344,944)	(2,773,826)

GROSS PROFIT	5,411,201	863,891

OPERATING EXPENSES
Selling, general and administrative expenses	690,621	278,048
Depreciation	87,750	87,766
Amortization of land use rights	11,122	10,821
Total Operating Expenses	789,493	376,635

INCOME FROM OPERATIONS	4,621,708	487,256

OTHER INCOME (EXPENSES)
Other income	19,639	622
Interest income	855	8,315
Imputed interest	(26,482)	(22,744)
Interest expenses	(297,303)	(85,457)
Other expenses	(13,991)	(31,603)
Total Other Income (Expenses)	(317,282)	(130,867)

INCOME FROM OPERATIONS BEFORE TAXES	4,304,426	356,389

INCOME TAX EXPENSE	(1,151,300)	(85,390)

NET INCOME	3,153,126	270,999

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	174,303	22,975

COMPREHENSIVE INCOME	$3,327,429	$293,974

The accompanying notes are an integral part of these financial statements

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Registered capital	Additional paid-in capital	Unappropriated retained earnings	Appropriated retained earnings	Accumulated other comprehensive gain	Total

Balance at December 31, 2004	$844,747	$3,620	$(156,972)	$-	$-	$691,395

Contribution by stockholders	2,274,135	-	-	-	-	2,274,135

Imputed interest on advances from a stockholder	-	22,744	-	-	-	22,744

Net income for the year	-	-	270,999	-	-	270,999

Transfer to statutory surplus reserve	-	-	(11,243)	11,243	-	-

Foreign currency translation gain	-	-	-	-	22,975	22,975

Balance at December 31, 2005	3,118,882	26,364	102,784	11,243	22,975	3,282,248

Contribution by stockholders	657,499	-	-	-	-	657,499

Imputed interest on advances from a stockholder	-	26,482	-	-	-	26,482

Net income for the year	-	-	3,153,126	-	-	3,153,126

Transfer to statutory surplus reserve	-	-	(315,313)	315,313	-	-

Foreign currency translation gain	-	-	-	-	174,303	174,303

Balance at December 31, 2006	$3,776,381	$52,846	$2,940,597	$326,556	$197,278	$7,293,658

The accompanying notes are an integral part of these financial statements

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,153,126	$270,999
Adjusted to reconcile net income to cash provided by (used in) operating activities:
Depreciation - cost of sales	279,880	146,944
Depreciation-operating expenses	87,750	87,766
Amortization of land use rights	11,122	10,821
Imputed interest on advances from a stockholder	26,482	22,744
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(5,011,716)	2,287,423
Contracts in progress	739,686	(498,034)
Inventories	796,329	(843,331)
Other current assets and prepaid expenses	1,375,459	(680,690)
Value added tax recoverable	464,353	(451,821)
Increase (decrease) in:
Accounts payable	2,542,849	(1,149,324)
Other payables and accrued liabilities	(2,250,644)	611,674
Business tax payable	191,413	-
Income tax payable	508,199	(1,218)
Value added tax payable	12,243	(25,220)
Deferred tax liabilities	575,642	64,762
Net cash provided by (used in) operating activities	3,502,173	(146,505)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(4,235,354)	(4,298,778)
Purchase of intangible assets	(263,096)	-
Net cash used in investing activities	(4,498,450)	(4,298,778)

CASH FLOWS FROM FINANCING ACTIVITIES
Registered capital contributed	657,499	2,274,135
Due to a stockholder	51,789	(2,122,999)
Bank loans borrowed	7,517,017	3,657,070
Bank loans repaid	(3,758,508)	-
Net cash provided by financing activities	4,467,797	3,808,206

EFFECT OF EXCHANGE RATES ON CASH	61,474	(27,441)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,532,994	(664,518)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	70,326	734,844

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,603,320	$70,326

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expenses	$297,303	$85,457
Cash paid for income tax	$67,459	$21,844

The accompanying notes are an integral part of these financial statements

ALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Organization

Dalian Rino Environment Engineering Science And Technology Co., Ltd. (the “Company”) was incorporated in the People’s Republic of China (“PRC”) on March 5, 2003 as a company with limited liabilities.

Dalian Rino’s principal activities are the design, development, manufacturing and installation of industrial equipment used mainly for environment protection purposes in the PRC. In accordance with the business permit, the Company’s right of operation expires on March 4, 2021 and is renewable.

(B)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)	Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.

(D)	Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customers and current relationships with them.

(E)	Contracts in progress

Contracts in progress are stated at the lower of cost or market value and include the costs and earnings in excess of billings, pursuant to the percentage of completion method of accounting for long-term fixed price contracts. The costs of contracts in progress include production costs and related overhead, including an applicable portion of general and administrative expenses. As of December 31, 2006, the Company has no contracts in progress.

(F)	Inventories

Raw materials are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(G)	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	30 Years
Plant and machinery	15 Years
Motor vehicles	10 Years
Furniture, fixtures and equipment	5 Years

Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 50 years from the date of acquisition.

(H)	Long-lived assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the impairment or disposal of Long-Lived Assets", long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long- lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired.

(I)	Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The carriying amounts of accounts receivable, other receivables and prepaid expenses, accounts payable, other payables and accrued liabilities and due to a stockholder approximate their fair values because of the short-term nature of the instruments. The fair value of long term notes payable approximates their carrying value as the interest rates does not significantly differ from market.

(J)	Intangible assets

Under the Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually. Intangible assets other than goodwill will be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(K)	Revenue recognition

Industrial equipment

The Company enters into long-term fixed price contracts with customers to manufacture and install industrial equipment. Revenue on long-term fixed price contracts is recognized under the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. Under the percentage-of-completion method, management estimates the percentage-of-completion based upon costs incurred as a percentage of the total estimated costs to the customer. When total cost estimates exceed revenues, the Company accrues for the estimated losses immediately. The use of the percentage of completion method requires significant judgment relative to estimating total contract revenues and costs, including assumptions relative to the length of time to complete the project, the nature and complexity of the work to be performed, and anticipated changes in estimated costs. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. When revisions in estimated contract revenues and costs are determined, such adjustments are recorded in the period in which they are first identified. For instances where the work performed on fixed price contracts is of relatively short duration, revenue is recognized when the work is completed.

The Company also provides technical professional services to its customers based on a fixed-price time contract. The Company recognizes services-based revenue from all of its contracts when the services have been performed, the customers have approved the completion of the services and invoices have been issued and collectibility is reasonably assured.

Government grant

The local government of Dalian City also approved grants to the Company to encourage the high technology industry. The grants are recognized as revenue on receipt from the local government.

(L)	Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period included the enactment date.

(M)	Foreign currency transactions

The Company maintains its accounting records in its functional currency of Renminbi (“RMB”).

Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(N)	Foreign currency translation

The financial statements of the Company (whose functional currency is RMB) are translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expense items are translated at the average exchange rate for the year. All exchange transaction differences are recorded within equity.

(O)	Comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported as other comprehensive income gain (loss) in the statements of operations and stockholders’ equity. Comprehensive income for the years ended December 31, 2006 and 2005 were $174,303 and $22,975 respectively.

(P)	Segments

The Company operates in only one segment, thereafter segment disclosure is not presented.

(Q)	Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amend FASB Statements No. 87, 88, 106 and 132(R). This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its financial statements and to recognize changes in that funded status in the year in which the changes occur. The effective date for the Company would be for any full fiscal years ending after December 15, 2006. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(R)	Recent Accounting Pronouncements (Continued)

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial statements” (SAB No. 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. SAB No. 108 is effective as of the end of the Company’s 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to beginning retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. The adoption of SAB 108 did not have an impact on the Company’s financial statements.

2.	ACCOUNTS RECEIVABLE, NET OF ALLOWANCES

Accounts receivable at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Accounts receivable	$5,622,219	$489,104
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$5,622,219	$489,104

As of December 31, 2006 and 2005, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

3.	INVENTORIES

Inventories at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Raw materials	$111,321	$895,095
Less: provision for obsolescence	-	-
	$111,321	$895,095

For the years ended December 31, 2006 and 2005, no provision for obsolete inventories was recorded by the Company.

4.	OTHER CURRENTS ASSETS AND PREPAID EXPENSES

Other current assets and prepaid expenses at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Other receivables	$19,799	$67,802
Advances to staff	25,334	33,185
Deposits with suppliers	801,246	2,201,058
Prepaid expenses	126,639	-
	$973,018	$2,302,045

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

5.	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2006	2005

Buildings	$3,290,591	$1,672,760
Plant and machinery	6,898,832	3,050,743
Motor vehicles	606,877	463,167
Furniture and office equipment	254,269	181,524
Construction in progress	66,837	1,209,479
	11,117,406	6,577,673
Less: accumulated depreciation	656,679	272,401
Property and equipment, net	$10,460,727	$6,305,272

Depreciation expenses for the years ended December 31, 2006 and 2005 were $367,630 and $234,710 respectively.

6.	INTANGIBLE ASSETS

The following is a summary of intangible assets at December 31:

	2006	2005

Patents	$268,628	$-
Less: accumulated amortization	-	-
	$268,628	$-

In 2006, the Company acquired from a third party an exclusive license under patent rights of $268,628 for a plastic materials integration technology for a period of three years subject to further renewal.

The intangible assets will be amortized over the period from the date of application of the technology to the Company’s products to the expiry date of the license agreement on a straight line basis. No amortization expense for 2006 was recorded as the Company is in the process of integrating the technology into its products. The intangible assets were placed in service in January 2007 and May 2007 respectively.

7.	LAND USE RIGHTS

The following is a summary of land use rights at December 31:

	2006	2005

Cost	$567,772	$549,775
Less: accumulated amortization	39,688	27,434
	$528,084	$522,341

The land use rights are amortized over fifty years of the term of the leases. The amortization expense for both 2006 and 2005 was $11,122 and 10,821, respectively.

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

8.	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2006 and 2005 consist of the following:

	2006	2005

Other payables	$279,273	$90,977
Deposits from customers	4,973	2,192,889
Short-term advances from third parties	454,109	780,340
Accrued liabilities	147,319	18,529
	$885,674	$3,082,735

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

9.	NOTES PAYABLE

Balances at December 31, 2006 and 2005 consist of the following:

	2006	2005

Note payable to a bank, interest rate of 6.696% per annum,	$-	$2,477,271
collateralized by land and buildings and plant and
machinery of the Company, due November 2006

Note payable to a bank, interest rate of 5.58% per annum,	-	619,318
collateralized by land and bulidings of the Company
and guaranteed by a third party, due February 2006

Note payable to a bank, interest rate of 5.58% per annum,	-	619,318
collateralized by land and bulidings of the Company
and guaranteed by a third party, due April 2006

Note payable to a bank, interest rate of 6.732% per annum,	537,256	-
collateralized by plant and machinery of the Company
and guaranteed by a third party, due December 2007

Note payable to a bank, interest rate of 6.732% per annum,	3,556,124	-
collateralized by plant and machinery of the Company
and guaranteed by a third party, due November 2007

Note payable to a bank, interest rate of 7.128% per annum,	127,918	-
collateralized by buildings of the Company
and guaranteed by stockholders of the Company
and a third party, due December 2007

Note payable to a bank, interest rate of 7.128% per annum,	255,836	-
collateralized by buildings of the Company
and guaranteed by stockholders of the Company
and a third party, due December 2008

Note payable to a bank, interest rate of 7.128% per annum,	639,592	-
collateralized by buildings of the Company
and guaranteed by stockholders of the Company
and a third party, due December 2009

Note payable to a bank, interest rate of 7.128% per annum,	1,279,181	-
collateralized by buildings of the Company
and guaranteed by stockholders of the Company
and a third party, due December 2010

Note payable to a bank, interest rate of 7.128% per annum,	1,279,181	-
collateralized by buildings of the Company
and guaranteed by stockholders of the Company
and a third party, due December 2011
	7,675,088	3,715,907
Less: current maturities	4,221,298	3,715,907
	$3,453,790	$-

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

9.	NOTES PAYABLE (CONTINUED)

Maturities are as follows:

For the years ending December 31,
2007	$4,221,298
2008	255,836
2009	639,592
2010	1,279,181
2011	1,279,181
$7,675,088
Interest paid in 2006 and 2005 was $297,303 and $85,457 respectively.

10.	INCOME TAX

The Company was incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate has been 33% and no tax benefit is expected from the tax credits in the future. The income tax expenses for 2006 and 2005 are summarized as follows:

	Year ended December 31,
	2006	2005

Current	$575,658	$20,628
Deferred	575,642	64,762
	$1,151,300	$85,390

A reconciliation of the provision for income taxes compared with the amount at the PRC statutory income rate was as follows:

	Year ended December 31,
	2006	2005

Tax at PRC statutory income tax rate	$1,420,461	$117,608
Tax effect of income not taxable	(148,010)	(8,045)
Tax benefit on research and development expenses	(66,150)	-
Tax effect of timing difference arising from depreciation
not recognized	(58,979)	(24,173)
Other adjustments	3,978	-
Total income tax expenses	$1,151,300	$85,390

Deferred income tax liabilities for 2006 and 2005 reflect the effect of temporary differences between amounts of assets, liabilities, and equity for financial reporting purposes and the bases of such assets, liabilities, and equity as measured by tax laws.

Deferred income tax liabilities mainly result from temporary differences for revenues earned but not yet taxable under the PRC tax regulations. All the deferred tax liabilities are classified as long-term liabilities as the Company will not be demanded for payment within the next twelve months.

11.	RELATED PARTY TRANSACTIONS

The Company owed $450,645 and $385,159 to a stockholder as of December 31, 2006 and 2005 respectively for advances made on an unsecured basis, repayable on demand and interest free. Imputed interest is charged at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $26,482 and $22,744 for the year ended December 31, 2006 and 2005, respectively.

DALIAN RINO ENVIRONMENT ENGINEERING SCIENCE AND TECHNOLOGY CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005

12.	STOCKHOLDERS’ EQUITY

(A)	Appropriated retained earnings

The Company is required to make appropriations to the statutory surplus reserve based on the after-tax net income determined in accordance with the laws and regulations of the PRC. Prior to January 1, 2006 the appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the laws and regulations of the PRC until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined by the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10 percent of net income after tax per annum, such contributions not to exceed 50 percent of the respective company’s registered capital.

The statutory reserve funds are restricted for use to set off against prior period losses, expansion of production and operation or for the increase in the registered capital of the Company. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

During 2006 and 2005, the Company appropriated $315,313 and $11,243 respectively to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

13.	COMMITMENTS AND CONTINGENCIES

(A)	Employee benefits

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provisions and contributions made for such employee benefits was $9,746 and $14,043 for the years ended December 31, 2006 and 2005, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B)	Capital commitments

As of December 31, 2006 and 2005, the Company had firm purchase commitments for capital projects in progress of $702,494 and $829,794 respectively.

14.	CONCENTRATIONS AND RISKS

During 2006 and 2005, 100% of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in China.

The Company relied on five customers and sales to those customers for the years ended December 31, 2006 and 2005 were as follows:

	Customer A	Customer B	Customer C	Customer D	Customer F
For the year ended
December 31, 2006	35%	28%	16%	15%	-
December 31, 2005	68%	-	-	-	15%

At December 31, 2006 and 2005, accounts receivable from those customers totaled $3,500,807 and $0 respectively.

15.	SUBSEQUENT EVENT

On January 12, 2007, the Company entered into an agreement for the purchase of land use rights in the PRC of $281,061.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VII of our By-Laws, we shall, to the fullest extent permitted by law, indemnify any of our directors for monetary damages incurred for breach of fiduciary duty as a director, except with respect to (i) a breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability specifically defined by law or (iv) a transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Although we will not receive any of the proceeds from the sale of the shares being registered in this registration statement, we have agreed to bear the costs and expenses of the registration of those shares. Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are as follows:

SEC Registration Fee	$1,418.71
Professional Fees and Expenses*	$225,000.00
Printing and Engraving Expenses *	$5,000.00
Transfer Agent's Fees*	$2,500.00
Miscellaneous Expenses*	$3,000.00
Total	$236,918.71	*

* Estimates

RECENT SALES OF UNREGISTERED SECURITIES

Issuance of Common Stock in Acquisition of Innomind

Under the Share Exchange Agreement, on October 5, 2007, we issued 17,899,643 shares of our common stock in exchange for all of the outstanding shares of the common stock of Innomind. At the completion of that share exchange, Innomind became the Company’s wholly owned subsidiary. The Share Exchange was accomplished in reliance upon Section 4(2) of the Securities Act.

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Issuance of Common Stock in Private Placement

On October 5, 2007, in a private placement through Douglas Financial, LLC, an NASD and SEC registered broker-dealer (“Douglas Financial”), we sold 5,464,357 shares of our common stock for $24,435,319 under a Securities Purchase Agreement by and among the Company and the investors named therein dated as of September 27, 2007 (the “Securities Purchase Agreement”), and issued to Douglas Financial 6 year placement agent warrants to purchase 382,500 shares of our common stock at an exercise price of $5.376 per share.

In the private placement we sold the common stock in reliance upon the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933.

Under the Securities Purchase Agreement, we are required to register for resale each share of common stock sold therein as well as the shares of common stock underlying the above, placement agent warrants.

In connection with the private placement, 250,000 shares of common stock was issued to Chief Capital, Ltd., for advisory services, and Douglas Financial, as placement agent, received the following compensation: (i) $80,000 cash as an engagement and documentation fee; (ii) $1,750,000 as a placement commission; (iii) 875,000 shares of our Common Stock, and (iv) warrants to purchase 382,500 shares of Common Stock at an exercise price of $5.376 per share, exercisable within 6 years of the date of issue.

Issuance of Common Stock to Former Majority Shareholder

Please see prospectus section entitled “Certain Relationships and Related Party Transactions - Issuance of Common Stock to Former Majority Shareholder and Sole Director and Executive Officer.”

Issuance of Common Stock to Former Chief Financial Officer of RINO

At the Closing of the Share Exchange and the private placement, the Company issued 20,000 shares of common stock to Eric Gan (“Gan”), RINO’s former chief financial officer, in full satisfaction of RINO’s obligations to Gan under a Compensation Agreement dated July 30, 2007.

EXHIBITS

3.1	Certificate of Incorporation. (1)

3.2	Bylaws. (1)

4.1	Common Stock Specimen

4.2	Form of Warrant (2)

5.1	Legal Opinion of Guzov Ofsink, LLC re legality of the common stock being registered

10.1	Share Exchange Agreement dated October 5, 2007 by and among the Company, Zhang Ze and Innomind Group Limited (2)

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10.2	Translation of Purchase Agreement, dated as of October 3, 2007, by and among Dalian Rino Engineering Science and Technology Co., Ltd., and Dalian Innomind Environment Engineering Co., Ltd. (2)

10.3.1
Translation of Entrusted Management Agreement, dated as of October 3, 2007, by and among Dalian Innomund Environment Engineering Co., Ltd., Dalian Rino Engineering Science and Technology Co., Ltd., Dejun Zou and Jianping Qiu (2)

10.4	Translation of Patent Transfer Contract, dated as of October 3, 2007, by and among Dalian Rino Engineering Science and Technology Co., Ltd., and Dalian Innomind Environment Engineering Co., Ltd. (2)

10.5	Translation of Shareholders’ Voting Proxy Agreement, dated as of October 3, 2007, by and among Dalian Innomind Environment Engineering Co., Ltd., Dejun Zou and Jianping Qiu (2)

10.6	Translation of Exclusive Option Agreement, dated as of October 3, 2007, by and among Dalian Innomind Environment Engineering Co., Ltd., Dejun Zou and Jianping Qiu (2)

10.7	Translation of Pledge of Equity Agreement, dated as of October 3, 2007, by and among Dalian Innomind Environment Engineering Co., Ltd., Dejun Zou and Jianping Qiu (2)

10.8	Securities Purchase Agreement, dated as of September 27, 2007 by and among the Company and the named investors (2)

10.9	Lock-Up Agreement, dated September 27, 2007, by and among Jade Mountain Corporation and Zou Dejun and Qiu Jianping

10.9.1	Lock-Up Agreement, dated September 27, 2007, by and among Jade Mountain Corporation and The Innomind Trust

10.9.2	Lock-Up Agreement, dated September 27, 2007, by and among Jade Mountain Corporation and Bruce Richardson

10.10	Registration Rights Agreement, dated as of September 27, 2007, by and among Jade Mountain Corporation and the investors signatory – thereto

21.1	List of subsidiaries

23.1	Consent of counsel to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion annexed at Exhibit 5.1)

23.2	Consent of accountants (Jimmy C.H. Cheung & Co.) for use of their report

(1)	Incorporated herein by reference to the Registration Statement on Form SB-2 filed with the SEC on April 4, 2007.

(2)	Incorporated herein by reference to the Current Report on Form 8-K filed by the Current Report filed by the Company on October 12, 2007.

(3)	Incorporated herein by reference to the Current Report on Form 8-K/A filed by the Company on October 19, 2007.

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UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Dalian, PRC, on November 19, 2007.

Jade Mountain Corporation

/s/ Zou Dejun
By: Zou Dejun, Chief Executive Officer and Director (principal executive officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name and Title	Date

/s/ Zou Dejun	November 19, 2007
Zou Dejun, Chief Executive Officer and Director (principal executive officer)

/s/ Bruce Richardson	November 19, 2007
Bruce Richardson Chief Financial Officer and Secretary (principal financial officer and accounting officer)

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